Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

C&J ENERGY SERVICES, INC.

KEANE GROUP, INC.

and

KING MERGER SUB CORP.

Dated as of June 16, 2019

i

ARTICLE IV GOVERNANCE AND ADDITIONAL MATTERS		10

4.1	Governance and Additional Matters	10

4.2	Post-Closing Merger	12

ARTICLE V MUTUAL REPRESENTATIONS AND WARRANTIES OF CROWN AND KING		12

5.1	Organization Good Standing and Qualification	13

5.2	Subsidiaries	13

5.3	Corporate Authority; Approval	13

5.4	Governmental Filings; No Violations; Certain Contracts	14

5.5	Reports; Internal Controls	14

5.6	Financial Statements	16

5.7	Absence of Certain Changes or Events	16

5.8	Litigation and Liabilities	17

5.9	Employee Benefits	17

5.10	Labor Matters	19

5.11	Compliance with Laws; Licenses	20

5.12	Takeover Statutes	20

5.13	Environmental Matters	21

5.14	Tax Matters	22

5.15	Intellectual Property	23

5.16	Insurance	24

5.17	Material Contracts	25

5.18	Title to Assets	26

5.19	Real Property	27

5.20	Affiliate Transactions	27

5.21	No Other Representations or Warranties; Non-Reliance	27

ARTICLE VI INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF CROWN, KING AND KING SUB		28

6.1	Organization Good Standing and Qualification	28

6.2	Corporate Authority; No Violations	28

6.3	No King Sub Activity	29

6.4	King Capital Structure	29

6.5	King Recommendation and Fairness	30

6.6	King Brokers and Finders	30

6.7	King Voting Requirements	31

6.8	Crown Capital Structure	31

6.9	Crown Recommendation and Fairness	32

6.10	Crown Brokers and Finders	32

6.11	Crown Voting Requirements	32

ARTICLE VII COVENANTS		32

7.1	Interim Operations	32

7.2	Acquisition Proposals; Change of Recommendation	37

7.3	Proxy/Prospectus Filing; Information Supplied	42

7.4	Stockholders Meetings	43

7.5	Cooperation; Efforts to Consummate	45

7.6	Status Notifications	47

7.7	Financing and Indebtedness	47

7.8	Information; Access and Reports	48

7.9	Stock Exchange Listing and Delisting	49

7.10	Publicity	50

7.11	Employee Benefits	50

7.12	Certain Tax Matters	52

7.13	Expenses	53

7.14	Indemnification; Directors’ and Officers’ Insurance	53

7.15	Takeover Statutes	55

7.16	Section 16 Matters	55

7.17	Stockholder Litigation	56

7.18	King Sub Stockholder Consent	56

7.19	King Stockholders Agreement	56

ARTICLE VIII CONDITIONS		56

8.1	Conditions to Each Party’s Obligation to Effect the Merger	56

8.2	Conditions to Obligations of King and King Sub	57

8.3	Conditions to Obligation of Crown	58

ARTICLE IX TERMINATION		59

9.1	Termination by Mutual Written Consent	59

9.2	Termination by Either Crown or King	59

9.3	Termination by King	60

9.4	Termination by Crown	61

9.5	Effect of Termination and Abandonment	61

ARTICLE X MISCELLANEOUS AND GENERAL		64

10.1	Survival	64

10.2	Amendment; Waiver	64

10.3	Counterparts	65

10.4	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	65

10.5	Specific Performance	66

10.6	Notices	66

10.7	Definitions	67

10.8	Entire Agreement	79

10.9	Third-Party Beneficiaries	79

10.10	Fulfillment of Obligations	79

10.11	Non-Recourse	79

10.12	Severability	80

10.13	Interpretation; Construction	80

10.14	Successors and Assigns	81

Exhibit A	Form of Amended and Restated King Stockholders Agreement

Exhibit B	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C	Form of LLC Sub Merger Agreement

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 16, 2019, is entered into by and among C&J Energy Services, Inc., a Delaware corporation (“Crown”), Keane Group, Inc., a Delaware corporation (“King”), and King Merger Sub Corp., a Delaware corporation and direct wholly owned subsidiary of King (“King Sub” and together with Crown and King, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, King Sub will merge with and into Crown (the “Merger”), with Crown surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of Crown (the “Crown Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Transactions”), are fair to, and in the best interests of, Crown and the holders of shares of Crown’s common stock, par value $0.01 per share (the “Crown Common Stock”), (b) approved and declared advisable this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the holders of shares of Crown Common Stock for their adoption and (d) subject to Section 7.2, resolved to recommend that the holders of shares of Crown Common Stock vote in favor of the adoption of this Agreement;

WHEREAS, a special committee (the “Special Committee”) of the board of directors of King (the “King Board”), such Special Committee comprised of only independent and disinterested members of the King Board, has, subject to Section 7.2, unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, King and the holders of shares of King’s common stock, par value $0.01 per share (the “King Common Stock”), (other than Keane Investor Holdings LLC and its Affiliates), and recommended submission of this Agreement and the Transactions to the King Board, and (b) recommended that the King Board approve this Agreement and the Transactions, and determine that this Agreement and the Transactions are advisable, fair to, and in the best interests of, King and the holders of shares of King Common Stock;

WHEREAS, the King Board (following the favorable recommendation of the Special Committee) has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, King and the holders of King Common Stock, (b) approved and declared advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Share Issuance be submitted to the holders of King Common Stock, for their approval, and (d) subject to Section 7.2, resolved to recommend that the holders of shares of King Common Stock vote in favor of the Share Issuance;

WHEREAS, the board of directors of King Sub has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, King Sub and King, its sole stockholder, (b) approved and declared advisable this Agreement and the

Transactions, on the terms and subject to the conditions set forth in this Agreement, (c) determined to submit the approval of the adoption of this Agreement and the Transactions, to King, as sole stockholder of King Sub, and (d) resolved to recommend to King, as sole stockholder of King Sub, that King approve the adoption of this Agreement and the Transactions;

WHEREAS, King will, immediately following the execution of this Agreement, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent in its capacity as the sole stockholder of King Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Crown’s willingness to enter into this Agreement, Keane Investor Holdings LLC, a Delaware limited liability company, has entered into a Support Agreement and Irrevocable Proxy with Crown, dated as of the date of this Agreement, whereby subject to the terms set forth therein, it has agreed to vote to approve the Share Issuance;

WHEREAS, Crown has declared a dividend of $1.00 per share of Crown Common Stock to the holders of record of Crown Common Stock as of the record date for such dividend, subject to the Crown Board determining that the surplus of Crown exceeds the amount of the aggregate dividend, which dividend is expected to be paid prior to the Closing;

WHEREAS, immediately following the effectiveness of the Merger, the Surviving Corporation (as defined herein) shall be merged with and into King Merger Sub II LLC, a Delaware limited liability company (“LLC Sub”) (such merger, the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct, wholly owned subsidiary of King;

WHEREAS, it is intended that, for federal income Tax purposes, the Merger and the LLC Sub Merger (together, the “Integrated Mergers”) shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Crown, King and King Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), King Sub shall be merged with and into Crown in accordance with the DGCL and the separate corporate existence of King Sub shall thereupon cease, (b) Crown shall be the surviving corporation in the Merger (the “Surviving

Corporation”) such that immediately following the Merger, the Surviving Corporation will be a wholly owned subsidiary of King and (c) the Merger shall have such other effects as provided in this Agreement and in the DGCL.

1.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last to be satisfied or (to the extent permissible) waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or (to the extent permissible) waiver of those conditions) shall be satisfied or (to the extent permissible) waived in accordance with this Agreement or at such other date, time or place (or by means of remote communication) as Crown, King and King Sub may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3    Effective Time. As soon as practicable following, and on the date of, the Closing, Crown and King Sub will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

2.1    Merger Consideration; Conversion of Shares of King Sub Common Stock; Conversion of Shares of Crown Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of Crown, each share of common stock, par value $0.01 per share, of King Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and each share of Crown Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares (such shares of Crown Common Stock, the “Eligible Shares”) shall automatically be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of King Common Stock equal to 1.6149 (the “Exchange Ratio”) (such number of shares of King Common Stock, the “Merger Consideration”). At the Effective Time, all Excluded Shares shall, as a result of the Merger and without any action on the part of the Parties or any holder of such Excluded Shares, be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

2.2    Cancellation of Shares of Crown Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of Crown, all of the Eligible Shares shall represent the right to receive the aggregate Merger Consideration pursuant to this Article II, shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Eligible Shares (each, a “Certificate”) and each book-entry account formerly representing any non-certificated Eligible Shares (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.5 cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to this Section 2.2 and any dividends or other distributions pursuant to Section 3.3; provided, that nothing in this Agreement (including this Article II and Article III) shall (a) affect the right of the holders of shares of Crown Common Stock to receive any dividend or other distribution that was declared on Crown Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement or (b) give holders of Crown Common Stock the right to receive any dividend or other distribution declared on King Common Stock, and the record date of which occurred, prior to the Effective Time in accordance with the provisions of this Agreement.

2.3    Treatment of Long Term Incentive Awards. This Section 2.3 shall govern the treatment of such Party’s equity awards in connection with the Transactions.

(a)    Crown Long Term Incentive Awards.

(i)    Each Crown Stock Option Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be assumed by King and remain subject to the same terms and conditions as were applicable to such Crown Stock Option Award, but shall be converted into an option to purchase that number of shares of King Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Crown Common Stock subject to such Crown Stock Option Award immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share of King Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Crown Stock Option Award divided by (B) the Exchange Ratio (a “Converted Option Award”).

(ii)    Each Crown Performance Share Award other than a Vested Crown Performance Share Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be assumed by King and remain subject to the same terms and conditions (including the Time-Based Vesting Schedule (as defined in the applicable award agreement pursuant to which the Crown Performance Share Award was granted but excluding continued performance-based vesting requirements)) as were applicable to such Crown Performance Share Award, but shall be converted into an award with respect to a number of shares of King Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the number of shares of Crown Common Stock subject to such Crown Performance Share Award and (y) the Exchange Ratio (a “Converted Performance Share Award”). For purposes of the immediately preceding sentence, the number of shares of Crown Common Stock subject to such Crown Performance Share Award shall be deemed to be the number of shares subject to the Crown Performance Share Award with performance deemed achieved at target performance levels. Each Vested Crown Performance Share Award outstanding immediately prior to the Effective Time shall, at the Effective Time, be deemed to have been settled with shares of Crown Common Stock, and the holder of such Vested Crown Performance Share Award shall have the right to receive the Merger Consideration in the manner set forth in Section 2.1.

(iii)    Each Crown RSU Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be assumed by King and remain subject to the same terms and conditions as were applicable to such Crown RSU Award, but shall be converted into an award with respect to a number of shares of King Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the number of shares of Crown Common Stock subject to such Crown RSU Award and (y) the Exchange Ratio (a “Converted RSU Award”). Following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including, as applicable, vesting and forfeiture terms) as were applicable to the Crown RSU Award immediately prior to the Effective Time.

(iv)    Each Crown Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be assumed by King and remain subject to the same terms and conditions as were applicable to such Crown Restricted Stock Award, but shall be converted into an award with respect to a number of shares of King Common Stock (rounded up to the nearest whole share) equal to the product of (x) the number of shares of Crown Common Stock subject to such Crown Restricted Stock Award and (y) the Exchange Ratio (a “Converted Restricted Share Award”).

(b)    Crown Actions. At or prior to the Effective Time, Crown and the Crown Board (and the compensation committee of the Crown Board), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Crown Options, Crown RSU Awards, Crown Performance Share Awards, and Crown Restricted Stock Awards, (collectively, the “Crown Equity Awards”) pursuant to Section 2.3(a).

(c)    King Actions. King shall take all actions that are necessary for the treatment of Crown Equity Awards pursuant to Section 2.3(a), including the reservation, issuance and listing of King Common Stock as necessary to effect the transactions contemplated by this Section 2.3. If registration of any plan interests in any Benefit Plan or the shares of King Common Stock issuable in satisfaction of any (i) Crown Equity Awards or (ii) Converted Option Award, Converted Performance Share Awards, Converted RSU Awards, or Converted Restricted Share Awards (collectively, “Converted Awards”) following the Effective Time (and giving effect to this Section 2.3) is required under the Securities Act of 1933, as amended (the “Securities Act”), King shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 with respect to such interests of King Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Crown Stock Plan or other Crown Benefit Plans, Crown Equity Awards or Converted Awards, as applicable, remain outstanding or in effect and such registration of interests therein or the shares of King Common Stock issuable thereunder continues to be required.

(d)    Future Grants of Equity Awards. Notwithstanding anything in Section 2.3(a) to the contrary, but subject to Section 7.1(a) to the extent the terms of any Crown Equity Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by the Parties and a holder of any Crown Equity Award (or Converted Award) expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 2.3, then in each case of clause (i) and (ii), the terms of such Crown Equity Award (or Converted Award), as applicable or so agreed by the Parties and such holder, shall control (and the applicable provisions of this Section 2.3 shall not apply).

2.4    Treatment of Crown Cash Awards. As of the Effective Time, King shall assume all Crown Cash Awards that are outstanding immediately prior to the Effective Time, whether vested or unvested, that have not been settled as of the Closing Date.

2.5    Treatment of Crown Warrants. The Crown Warrants outstanding immediately prior to the Effective Time shall be deemed exercised (even if not surrendered) as of 5:00 p.m., New York City time on the Trading Day (as defined in the Crown Warrant Agreement) immediately preceding the date of the Effective Time, pursuant to Section 3.03 of the Crown Warrant Agreement. No Crown Warrants shall be outstanding at the Effective Time.

2.6    Treatment of Registration Rights. Prior to the Effective Time, to the extent that any stockholders of Crown have registration rights under the Crown Registration Rights Agreement and any stockholders of King have registration rights under the King Stockholders Agreement, King and Crown shall use reasonable best efforts (which efforts shall include negotiating in good faith with each other and their respective stockholders) to enter into an agreement among King, the stockholders of Crown party to the Crown Registration Rights Agreement and the stockholders of King party to the King Stockholders Agreement resolving any inconsistencies between the registration rights granted pursuant to the Crown Registration Rights Agreement and the King Stockholders Agreement.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

3.1    Exchange Agent. King shall deposit or cause to be deposited with an exchange agent selected by King with Crown’s prior approval (which approval shall not to be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (a) at or prior to the Effective Time, an aggregate number of shares of King Common Stock to be issued in non-certificated book-entry form sufficient to deliver the number of shares of King Common Stock required to be delivered in respect of Eligible Shares pursuant to Section 2.1 and (b) as promptly as reasonably practicable following the Effective Time, an aggregate amount of cash in U.S. Dollars sufficient to deliver the amounts required to be delivered in respect of Eligible Shares pursuant to Section 3.5. In addition, King shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 3.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares (such shares of King Common Stock, cash and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 3.1 being the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited or invested by the Exchange Agent as reasonably directed by King; provided, that no such deposit or investment (or any loss resulting therefrom) shall affect the amount of cash payable to former holders of Crown Common Stock pursuant to the provisions of this Article III. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to King.

3.2    Procedures for Surrender.

(a)    With respect to Certificates, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, King shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) to the Exchange Agent or transfer of Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”) to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Non-DTC Book-Entry Shares) (the “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) in exchange for the aggregate Merger Consideration payable in respect thereof to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, King shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (A) a statement reflecting the number of whole shares of King Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (x) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 3.5 plus (y) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(b)    With respect to Non-DTC Book-Entry Shares, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, King shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holder of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for transferring the Non-DTC Book-Entry Shares in exchange for the aggregate Merger Consideration payable in respect thereof to the Exchange Agent to the Exchange Agent. Upon surrender to the Exchange Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the Exchange Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, King shall cause the Exchange Agent to mail to each holder of record of any such Non-DTC Book-Entry Shares in exchange therefore, as promptly as reasonably practicable (but in any event within three (3) Business Days) after the Effective Time, (A) a statement reflecting the number of whole shares of King Common Stock, if any, that such holder is entitled to receive in non-certificated book-entry form pursuant to Article II in the name of such record holder and (B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.8) of (x) any cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 3.5 plus (y) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Article III.

(c)    With respect to Book-Entry Shares held through DTC, Crown and King shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the aggregate Merger Consideration issuable and payable in respect thereof, cash in lieu of fractional shares that such holder is entitled to receive pursuant to Section 3.5, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

(d)    No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

3.3    Distributions with Respect to Unexchanged Shares of Crown Common Stock. All shares of King Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by King in respect of King Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of King Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of King Common Stock with a record date at or after the Effective Time shall be paid to any holder of any unsurrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.7) is surrendered for exchange in accordance with this Article III. Subject to applicable Law, there shall be issued or paid to the holder of record of the whole shares of King Common Stock issued in exchange for Eligible Shares in accordance with Article II without interest, (a) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of King Common Stock and not paid, and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of King Common Stock with a record date at or after the Effective Time and prior to surrender but with a payment date subsequent to surrender.

3.4    No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Crown of the shares of Crown Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Crown Common Stock except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to King for any reason, they shall be cancelled and exchanged as provided in this Agreement.

3.5    Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of King Common Stock will be issued upon the conversion of shares of Crown Common Stock pursuant to Section 2.1. All fractional shares of King Common Stock that a holder of Eligible Shares would be otherwise entitled to receive pursuant to Section 2.1 but for this Section 3.5, shall be aggregated and such holder shall be entitled to receive a cash payment, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest whole cent) of (a) the amount of such fractional share interest in a share of King Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1, and (b) an amount equal to the average of the daily volume weighted average price per share of King Common Stock on the NYSE (as such daily volume weighted average price per share is reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by King and Crown) calculated for the ten (10) consecutive Trading Days ending on the second (2nd) full Trading Day immediately prior to (and not including) the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of King Common Stock described in this Section 3.5 to any dividends, voting rights or any other rights in respect of any fractional share interests in a share of King Common Stock to which such holder would, but for this Section 3.5, be entitled under Section 2.1. The payment of cash in lieu of fractional shares of King Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

3.6    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of King Common Stock) that remains unclaimed as of the date that is twelve (12) months after the Closing Date shall be delivered to King. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to King for delivery of the Merger Consideration, cash in lieu of fractional shares of King Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article III.

3.7    Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of King Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article III, as if such lost, stolen or destroyed Certificate had been surrendered.

3.8    Withholding Rights. Each of King, LLC Sub, the Exchange Agent and any other withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Crown Common Stock and Crown Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by King, the Exchange Agent or such other withholding agent, as applicable, such withheld amounts (a) shall be timely remitted by King, the Exchange Agent or such other withholding agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Crown Common Stock and Crown Equity Awards in respect of which such deduction and withholding was made by King, the Exchange Agent, or such other withholding agent.

3.9    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Crown Common Stock or securities convertible or exchangeable into or exercisable for shares of Crown Common Stock or the issued and outstanding shares of King Common Stock or securities convertible or exchangeable into or exercisable for shares of King Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend or rights offering with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of Crown Common Stock and King Common Stock the same economic effect as contemplated by this Agreement prior to such event, and such items, so adjusted shall, from and after the date of such event, be the Merger Consideration. Nothing in this Section 3.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

3.10    No Liability. None of Crown, King, or the Exchange Agent shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to seven (7) years after the Effective Time, or immediately prior to such earlier date on which any shares of King Common Stock, any cash in lieu of fractional shares of King Common Stock and any unpaid cash dividends and any other dividends or other distributions, in each case, that a holder of any Eligible Shares has the right to receive pursuant to this Article III in respect of such Certificate or Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of King, free and clear of all claims or interests of any Person previously entitled thereto.

ARTICLE IV

GOVERNANCE AND ADDITIONAL MATTERS

4.1    Governance and Additional Matters.

(a)    Governing Documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Crown, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger to read in its entirety as set forth on Exhibit B, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Crown, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the bylaws of the Surviving Corporation (except that all references therein to Crown shall be references to Surviving Corporation), and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, the certificate of incorporation of the Surviving Corporation or by applicable Law.

(b)    Board of Directors of the Surviving Corporation. Unless otherwise determined by King and Crown prior to the Effective Time, at the Effective Time, the Parties shall take all requisite action so that from and after the Effective Time, the directors of the Surviving Corporation shall be the directors of King Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation of the Surviving Corporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal.

(c)    Board of Directors of King. Prior to the Effective Time, King and Crown shall take all actions necessary (including by securing and causing to be delivered to King and Crown (with evidence thereof provided to King and Crown, as applicable), the resignations of then-serving directors of the King Board who are not King Designees and the Crown Board) to cause, in each case, effective as of the Effective Time: (i) the number of directors constituting the full board of directors of King (the “New Board”) to be twelve (12) members; (ii) the New Board to be composed of: (A) five (5) directors designated by King (at least three of whom shall be independent) and set forth on Section 4.1(c)(i) and Section 4.1(c)(ii) of the King Disclosure Letter (the “King Designees”); (B) six (6) directors designated by Crown (at least four of whom shall be independent) and set forth on Section 4.1(c)(i) and Section 4.1(c)(ii) of the Crown Disclosure Letter (the “Crown Designees”); and (C) the Chief Executive Officer of King as of immediately prior to the Effective Time; (iii) all of the King Designees and the Crown Designees to be appointed, elected and approved as directors of the New Board by a vote of at least a majority of the King Board in office as of immediately prior to the Effective Time; and (iv) the Chairman of the Crown Board as of immediately prior to the Effective Time shall be appointed to serve as Chairman of the New Board. Each of the King Designees set forth on Section 4.1(c)(i) of the King Disclosure Letter and the Crown Designees set forth on Section 4.1(c)(i) of the Crown Disclosure Letter shall meet the independence standards of the NYSE as may be applicable with respect to King as of the Effective Time. The provisions of this Section 4.1(c) are intended to be for the benefit of, and shall be enforceable by, the Parties, and each of the Crown Designees and the King Designees.

(d)    Officers of King. Prior to the Effective Time, King shall take all actions necessary to cause, effective as of the Effective Time: (i) Robert Drummond to be appointed to serve as the Chief Executive Officer of King; (ii) Jan Kees van Gaalen to be appointed to serve as the Executive Vice President and Chief Financial Officer of King; and (iii) Greg Powell to be appointed to serve as Executive Vice President and Chief Integration Officer of King. Prior to the Effective Time, Crown and King shall take all actions necessary to cause, effective as of the Effective Time, the executive officers (other than the officers specified in the preceding sentence) of King and its Subsidiaries to be those individuals selected by the Chief Executive Officer of King on a merit basis, with input from the Chief Executive Officer of Crown and the Chief Financial Officers of Crown and King and without consideration of whether the persons selected serve as officers or employees of Crown or King prior to the Effective Time.

(e)    Pre-Closing Integration Planning. From and after the date of this Agreement until the Effective Time, each of Crown and King shall, and shall cause each of its respective Subsidiaries to, subject to applicable Law, cooperate with the other Party in connection with planning the integration of the businesses of Crown and King, the identification of synergies and the adoption of best practices for King and its Subsidiaries following the Effective Time. In furtherance of the foregoing, promptly following the date of this Agreement, the respective Chief Executive Officers and Chief Financial Officers of Crown and King shall mutually develop an integration plan with the assistance of an integration team, the members of which shall be persons selected by the respective Chief Executive Officers and Chief Financial Officers of Crown and King, and such integration team shall meet at least every other week (unless otherwise determined by the respective Chief Executive Officers and Chief Financial Officers of Crown and King) prior to the Closing Date (subject to applicable Law and the approval of their respective legal counsels) and as otherwise reasonably requested by Crown or King to conduct transition and integration planning.

(f)    Post-Closing Integration. From and after the Effective Time, the Executive Vice President and Chief Integration Officer of King and Executive Vice President and Chief Financial Officer of King shall lead an integration team (and each shall report directly to the Chief Executive Officer of King), the members of which shall (with the approval of the Chief Executive Officer of King) be persons selected by the Executive Vice President and Chief Integration Officer of King and Executive Vice President and Chief Financial Officer of King.

(g)    Committees of the New Board. The initial composition of the Audit and Risk Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee, respectively, of the New Board shall be mutually agreed by the Parties prior to the Effective Time; provided that there shall be an equal number of King Designees and Crown Designees on each such committee.

(h)    Name and Trading Symbol. The name and the ticker symbol of King as of the Effective Time shall be mutually determined by King and Crown prior to filing the Proxy/Prospectus.

(i)    Headquarters. As of the Effective Time, King’s principal executive offices and headquarters will be located at Crown’s existing principal executive offices and headquarters in Houston, Texas.

4.2    Post-Closing Merger. Immediately following the Effective Time, the Surviving Corporation shall merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct, wholly owned subsidiary of King, pursuant to a merger agreement substantially in the form attached hereto as Exhibit C (the “LLC Sub Merger Agreement”). At the time of and immediately after the LLC Sub Merger, King shall own all of the issued and outstanding membership interests and other equity interests, if any, in LLC Sub and shall be the sole member of LLC Sub, and LLC Sub shall be treated as an entity disregarded as separate from King for U.S. federal income Tax purposes.

ARTICLE V

MUTUAL REPRESENTATIONS AND WARRANTIES OF CROWN AND KING

Except as set forth in the Reports of Crown or King, as applicable, filed with or furnished to the SEC during the period from January 1, 2018 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Crown by King (the “King Disclosure Letter”) or delivered to King by Crown (the “Crown Disclosure Letter” and, each of the King Disclosure Letter and the Crown Disclosure Letter, a “Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the King Disclosure Letter or Crown Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the King Disclosure Letter or Crown Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent), King hereby represents and warrants to Crown and Crown hereby represents and warrants to King and King Sub that:

5.1    Organization Good Standing and Qualification. Such Party and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Crown has made available to King, and King has made available to Crown, complete and correct copies of such Party’s Organizational Documents, each as amended prior to the execution of this Agreement.

5.2    Subsidiaries. Section 5.2 of such Party’s Disclosure Letter sets forth such Party’s or its Subsidiaries’ capital stock, equity interests or other direct or indirect ownership interests in any other Person other than (a) securities in a publicly traded company held for investment by such Party or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (b) capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly owned Subsidiaries of such Party. Such Party does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by any Party under the HSR Act.

5.3    Corporate Authority; Approval. Such Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate action on the part of such Party, in each case subject only to, in the case of King, approval of the issuance of shares of King Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of shares of King Common Stock representing a majority of votes properly cast on the Share Issuance at a meeting of the King stockholders duly called and held for such purpose (the “Requisite King Vote”) and in the case of Crown, adoption of this Agreement by the holders of a majority of the outstanding shares of Crown Common Stock entitled to vote on such matter at a meeting of the Crown stockholders duly called and held for such purpose (the “Requisite Crown Vote”) and, assuming the due execution and delivery by the other Party, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

5.4    Governmental Filings; No Violations; Certain Contracts.

(a)    Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (“Filings”) (i) pursuant to the DGCL, HSR Act, the Exchange Act and the Securities Act, (ii) required to be made with the NYSE, (iii) pursuant to federal and state securities, takeover and “blue sky” Laws and (iv) included in Section 5.4(a) of the King Disclosure Letter or the Crown Disclosure Letter (collectively, the “Approvals”), no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made or obtained by such Party with, nor are any required to be obtained by such Party with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Party and the consummation of the Transactions except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)    Subject to obtaining the Requisite King Vote and the Requisite Crown Vote, as applicable, the execution, delivery and performance of this Agreement by such Party do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Party or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Party or any of its Subsidiaries pursuant to, any Contract binding upon such Party or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a) under any Law to which such Party or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon such Party or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.5    Reports; Internal Controls.

(a)    Such Party has filed or furnished, as applicable, on a timely basis, all forms, schedules, prospectuses, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2017 (the “Applicable Date”) (the forms, schedules, prospectuses, statements, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, such Party’s “Reports”). Each of such Party’s Reports, at the time of its filing or being furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), complied, or if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations thereunder. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing), such Party’s Reports did not, and any of such Party’s Reports filed with or furnished to the

SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. No Subsidiary of such Party is subject to periodic reporting requirements of the Exchange Act other than as part of such Party’s consolidated group or required to file any form, report or other document with the SEC, the NYSE, any other stock exchange or comparable Governmental Entity other than routine and ordinary filings (such as filings regarding ownership holdings or transfers).

(b)    Such Party is, and has been at all times since the Applicable Date, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, neither such Party nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of such Party.

(c)    Except as set forth on Section 5.5 of such Party’s Disclosure Letter, since the Applicable Date, such Party has maintained disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by such Party under the Exchange Act is recorded and reported within the time periods specified in the Exchange Act and all such information required to be disclosed under the Exchange Act is accumulated and communicated to the management of such Party, as appropriate, to allow timely decisions regarding required disclosure.

(d)    Neither Party is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among such Party, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any agreement described in Section 303(a)(4) of Regulation S-K promulgated under the Exchange Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, such Party in such Party’s consolidated financial statements.

(e)    Such Party maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party’s assets that could have a material effect on its financial statements. The records, systems, controls, data and information of such Party and its Subsidiaries that are used in the systems of disclosure controls and procedures and of financial reporting controls and procedures described above are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of such Party or a wholly owned Subsidiary of such Party or its accountants, except as would not reasonably be expected to adversely affect or disrupt, in any material respect, such Party’s systems of disclosure controls and procedures and of financial reporting controls and procedures or the reports generated thereby.

(f)    Since the Applicable Date, none of such Party’s auditors, such Party’s board of directors and the audit committee of the board of directors of such Party has received any oral or written notification of (i) any “significant deficiency” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect such Party’s ability to record, process, summarize and report financial information and has identified for such Party’s auditors, such Party’s board of directors and the audit committee of the board of directors of such Party any “material weakness” in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Party’s internal controls over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from such Party’s employees regarding questionable accounting or auditing matters, have been received by such Party. Since the Applicable Date, no attorney representing such Party or any of its Subsidiaries, whether or not employed by such Party or any of its Subsidiaries, has reported evidence of a material violation of securities Laws or breach of fiduciary duty or similar violation by such Party or any of its officers, directors, employees or agents to such Party’s chief legal officer, audit committee (or other committee designated for the purpose) pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or such Party’s policy contemplating such reporting, including in instances not required by those rules.

5.6    Financial Statements. The financial statements of such Party included in the Reports of such Party at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments which are not material, and to any other adjustments described therein, including the notes thereto) the consolidated financial position of such Party and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

5.7    Absence of Certain Changes or Events.

(a)    Since January 1, 2019 through the date of this Agreement, except in connection with the negotiation and execution of this Agreement, such Party and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course.

(b)    Since January 1, 2019, there has not been any Effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.8    Litigation and Liabilities.

(a)    There are no Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) before any Governmental Entity pending against or, to the Knowledge of such Party, threatened in writing against such Party or any of its Subsidiaries, or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on such Party or (ii) prevent or materially delay the consummation of the Transactions.

(b)    Except for obligations and liabilities (i) reflected or reserved against in such Party’s most recent consolidated balance sheets (or the notes thereto) included in such Party’s Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course since the date of such Party’s most recent consolidated balance sheets included in such Party’s Reports filed prior to the date of this Agreement, or (iii) incurred in connection with or contemplated by this Agreement, there are no obligations or liabilities of such Party or any of its Subsidiaries that would be required by GAAP to be set forth on a consolidated balance sheet of such Party, whether or not accrued, contingent or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)    Neither such Party nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. There has not been since the Applicable Date nor are there currently any internal investigations or inquiries being conducted by such Party, such Party’s board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

5.9    Employee Benefits.

(a)    Section 5.9(a) of such Party’s Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan of such Party.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Benefit Plan (including any related trusts), has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by such Party or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued and reflected in such Party’s consolidated financial statements in accordance with GAAP and (iii) there are no pending or, to the Knowledge of such Party, threatened (in writing) claims (other than routine claims for benefits) or Proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto.

(c)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the Internal Revenue Service to the effect that such plan is qualified and the plan’s related trust is exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, and to the Knowledge of such Party, nothing has occurred that would be reasonably expected to materially adversely affect the qualification or Tax exemption of any such Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Benefit Plan, neither such Party nor any of its Subsidiaries has engaged in a transaction in connection with which such Party or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(d)    Neither such Party nor any of its Subsidiaries maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, or has any material liability with respect to (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a Multiemployer Plan.

(e)    Except as required by Section 4980B of the Code (“COBRA”) or comparable state Law, no Benefit Plan provides material retiree or post-employment medical, life insurance or other welfare benefits to any Person, and none of such Party or any of its Subsidiaries has any obligation to provide such benefits (excluding such Benefit Plan that provides for employer payment or subsidy of COBRA premiums). No Party or any of its Subsidiaries has any material liability under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f)    Except as set forth in Section 5.9(f) of such Party’s Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement or the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Service Provider to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Service Provider, (iii) directly or indirectly cause either such Party to transfer or set aside any assets to fund any benefits under any Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(l) of the Code).

(g)    Neither such Party nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement of such Party of any of its Subsidiaries provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Benefit Plans that are maintained primarily for the benefit of Service Providers outside of the United States (“Non-U.S. Benefit Plans”) comply with their terms and applicable local Law, and (ii) each Non-U.S. Benefit Plan which, under the

Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. No Non-U.S. Benefit Plan is a defined benefit pension plan.

5.10    Labor Matters.

(a)    No labor organization or group of Service Providers of any Party or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of such Party, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are, and since the Applicable Date have been, no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of such Party, threatened against or involving any Party or any of their respective Subsidiaries. No Party or its Subsidiaries is subject to or bound by any collective bargaining agreement or other Contract with, and no employee of any Party or its Subsidiaries are represented by (with respect to their employment by such Party or its Subsidiaries), any labor union, works council, or other labor organization or employee representative. To the Knowledge of such Party, there are, and since the Applicable Date have been, no union organizing activities pending or threatened with respect to employees of any Party or its Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) each Party and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment standards, workers’ compensation, terms and conditions of employment, employment and employment practices, the termination of employment, wages and hours, classification of employees as exempt or non-exempt, immigration, equal employment opportunities (including the prevention of sexual harassment), the provision of meal and rest breaks, pay for all working time, classification of independent contractors, immigration law requirements, and occupational safety and health, and (ii) no Party or any of its Subsidiaries has any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign “mass layoff’ or “plant closing” Law that remains unsatisfied.

(c)    Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party, there have been no written or other formal claims or investigations of harassment, discrimination, retaliation or similar actions against any senior manager, officer or director of such Party or its Subsidiaries at any time since the Applicable Date.

(d)    To the Knowledge of such Party, since the Applicable Date, no material allegations of sexual harassment have been made to such Party or its Subsidiaries against any individual in his or her capacity as a Service Provider to such Party or its Subsidiaries at a level of Senior Vice President or above.

5.11    Compliance with Laws; Licenses.

(a)    The businesses of such Party and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(b)    Except as set forth on Section 5.11 of such Party’s Disclosure Letter and except with respect to regulatory matters covered by Section 7.5, no investigation or review by any Governmental Entity with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of such Party, threatened in writing, nor has any Governmental Entity indicated an intention to conduct the same, nor has such Party received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party and each of its Subsidiaries has obtained and is in compliance with all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such Licenses are in full force and effect in all material respects, and (iii) to such Party’s Knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material License.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party, its Subsidiaries and their respective Representatives are, and since the Applicable Date have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-l. et seq. (“FCPA”)), as if its foreign payments provisions were fully applicable to such Party, its Subsidiaries and such Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which such Party and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving such Party. No Proceeding by or before any Governmental Entity involving such Party, any of its Subsidiaries or any of their Representatives involving FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the Knowledge of such Party, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party. Neither such Party nor any of its Subsidiaries, or, to such Party’s Knowledge, any Service Providers, agents and other representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

5.12    Takeover Statutes. Assuming the accuracy of representations and warranties set forth in the immediately following sentence of this Section 5.12, the Crown Board has taken all action necessary so that the restrictions on “business combinations” as set forth in Crown’s certificate of incorporation do not apply to this Agreement or the Transactions. Neither King nor any of its affiliates is, nor at any time during the last three years has King or any of its affiliates been, an “interested stockholder” as defined in Crown’s certificate of incorporation. Each of Crown and King has expressly elected not to be governed by Section 203 of the DGCL pursuant to Section 203(b)(1) of the DGCL, with the effect that the restrictions set forth therein are inapplicable to Crown, King, this Agreement, and the Transactions. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation is applicable to such Party, the shares of Crown Common Stock, in the case of Crown, the shares of King Common Stock, in the case of King, this Agreement or the Transactions.

5.13    Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Party:

(a)    such Party and each of its Subsidiaries is, and to the Knowledge of such Party, since the Applicable Date has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession of and compliance with Licenses required pursuant to any Environmental Law for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations and all such Licenses are in full force and effect;

(b)    to the Knowledge of such Party, there have been no Releases or threatened Releases of, or contamination by, Hazardous Materials on, under, from or affecting any properties or facilities currently or formerly, owned, leased or operated by such Party or any of its Subsidiaries or any predecessor of any of them, under circumstances that have resulted or would result in any claims or liabilities under Environmental Laws against or of such Party or any of its Subsidiaries;

(c)    to the Knowledge of such Party, neither such Party nor any of its Subsidiaries nor any other Person whose liability such Party or any of its Subsidiaries has retained or assumed either contractually or by operation of law, has Released any Hazardous Materials at any other location under circumstances that have resulted or would result in any claims or liabilities under Environmental Laws against or of such Party or any of its Subsidiaries;

(d)    to the Knowledge of such Party, neither such Party nor any of its Subsidiaries, is subject to any order of or with any Governmental Entity, or any indemnity obligation with any other Person, relating to obligations or liabilities under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials;

(e)    neither such Party nor any of its Subsidiaries has since the Applicable Date (or earlier if unresolved) received any written claim, notice or complaint from any Person or is subject to any Proceeding before any Governmental Entity relating to or alleging material noncompliance by such Party or its Subsidiaries with or liability of such Party or its Subsidiaries under Environmental Laws or regarding Releases of or exposure to any Hazardous Materials by such Party or its Subsidiaries, and no such matter has been threatened in writing to the Knowledge of such Party; and

(f)    such Party and its Subsidiaries have made available to the other Party all reports, audits, assessments and documents materially bearing on any environmental, health and safety liabilities relating to such Party and its Subsidiaries’ current or former operations, properties or facilities.

5.14    Tax Matters.

(a)    Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party:

(i)    Such Party and each of its Subsidiaries (A) have duly prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Tax authority and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are due and payable (whether or not shown as due and payable on such filed Tax Returns); (C) have withheld and paid over to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes); (D) have complied in all respects with all information reporting (and related withholding) and record retention requirements; and (E) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii)    No deficiency with respect to any amount of Taxes has been proposed, asserted or assessed against such Party or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other Proceedings before any Governmental Entity regarding any Taxes of such Party and its Subsidiaries or the assets of such Party and its Subsidiaries.

(iii)    Neither such Party nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such Party or any of its Subsidiaries was required to file any Tax Return that was not filed or pay any Taxes that were not paid.

(iv)    Neither such Party nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any Tax group of which such Party is or was the common parent), or (B) has any liability for Taxes of any Person (other than such Party or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(v)    There are no Encumbrances for Taxes (except Taxes not yet due and payable) on any of the assets of such Party or any of its Subsidiaries.

(vi)    Neither such Party nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among such Party and its Subsidiaries or (B) a commercial agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not Tax sharing, allocation or indemnification).

(vii)    Within the past two (2) years or otherwise pursuant to a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger, neither such Party nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law).

(viii)    Neither such Party nor any of its Subsidiaries has participated in a “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.

(ix)    Neither such Party nor any of its Subsidiaries will be required to include any item of income (or exclude any item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a prepaid amount received, or paid, prior to the Closing Date, (C) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (D) any prepaid contract or installment sale or (E) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law).

(x)    Neither such Party nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(b)    Neither such Party nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any condition exists that could prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.15    Intellectual Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party and its Subsidiaries, each as applicable, exclusively owns or has the right to use pursuant to valid Contracts all material Intellectual Property used in or necessary for the conduct of the businesses of such Party and its Subsidiaries as presently conducted, (ii) such Party and its Subsidiaries, each as applicable, exclusively own all right, title and interest to its Company Intellectual Property free and clear of all Encumbrances (except Permitted Encumbrances), and (iii) such Party’s Registered Intellectual Property is subsisting and, to the Knowledge of such Party, is not invalid or unenforceable. Since the Applicable Date, no Party has received any written claim or notice from any Person alleging that the Registered Intellectual Property owned by such Party is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on such Party.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) the operation of the respective businesses of such Party or any of its Subsidiaries does not infringe, misappropriate or violate and has not since the Applicable Date infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person, and neither such Party nor any of its Subsidiaries has received any written allegation of same since the Applicable Date, and (ii) to such Party’s Knowledge, no Person is infringing, misappropriating or otherwise violating, or has since the Applicable Date infringed, misappropriated or otherwise violated, such Party’s Company Intellectual Property, and neither such Party nor any of its Subsidiaries has alleged the same in writing since the Applicable Date.

(c)    (i) Each Party and each of its Subsidiaries has taken commercially reasonable efforts to protect and maintain its Company Intellectual Property, including using commercially reasonable efforts to maintain the confidentiality of their material trade secrets and other confidential information, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no Person has gained unauthorized access to any such material trade secrets or other confidential information.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party does not distribute or make available any proprietary software to third parties pursuant to any license that requires the Party to also license or make available to third parties any source code owned by such Party.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, the IT Assets used by such Party or any of its Subsidiaries in the conduct of the business (i) have not malfunctioned or failed since the Applicable Date and (ii) are sufficient for the current needs of the businesses of such Party and its Subsidiaries.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, such Party and each of its Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any Person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, no Person has gained unauthorized access to any IT Assets owned, used, or held for use by such Party or any of its Subsidiaries or the information stored or contained therein or transmitted thereby.

(g)    (i) Each Party and each of its Subsidiaries is in material compliance, and has since the Applicable Date complied, in all material respects, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of such Party or its Subsidiaries; and (ii) such Party and each of its Subsidiaries has, since the Applicable Date, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

5.16    Insurance. All fire and casualty, general liability, business interruption, product liability, environmental liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by such Party or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of such Party and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither such Party nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.17    Material Contracts.

(a)    Except for this Agreement and as set forth on Section 5.17 of such Party’s Disclosure Letter, as of the date of this Agreement, none of such Party or its Subsidiaries is a party to or bound by any Contract (other than any purchase orders and other than, except in the case of Section 5.17(a)(i) if any lease, sublease, rental or occupancy agreement, license or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any Real Property or Contract relating to Insurance Policies):

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(ii)    that materially limits, curtails or restricts or purports to materially limit, curtail or restrict, or, in the case of King after the Effective Time, would or would purport to materially limit, curtail, or restrict, either (A) the type of business in which such Party or any of their respective Subsidiaries or Affiliates may engage or the locations in which any of them may so engage in any business or (B) the ability of such Party or any of their respective Subsidiaries or Affiliates to hire or solicit for hire for employment any individual or group, except for non-disclosure or confidentiality agreements entered into in connection with potential acquisitions or dispositions;

(iii)    for any joint venture, partnership or similar arrangement, in each case that is material to such Party and its Subsidiaries, taken as a whole;

(iv)    that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note or mortgage providing for or guaranteeing Indebtedness of any Person in excess of $30 million or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Transactions, other than Contracts between or among or for the benefit of such Party and any of its wholly owned Subsidiaries or between or among any such wholly owned Subsidiaries;

(v)    that is with any manufacturer, vendor or other supplier with respect to which manufacturer, vendor or other supplier the aggregate annual spend for the year ended December 31, 2018 exceeded $30 million for such Party and its Subsidiaries, taken as a whole;

(vi)    is an acquisition agreement, asset purchase agreement, sale agreement, purchase agreement, stock purchase agreement, put agreement, call agreement or other similar agreement pursuant to which (A) such Party or any of its Subsidiaries would reasonably be expected to be obligated to pay total consideration including assumption of debt after the date of this Agreement in excess of $30 million, (B) any third party has the right to acquire any assets of such Party or any of its Subsidiaries with a fair market value or purchase price of more than $30 million, or (C) any third party has the right to acquire any interests in such Party or any of its Subsidiaries, other than, in the case of clauses (A) and (B), sales of goods or services in the Ordinary Course;

(vii)    between such Party and its Subsidiaries, on the one hand, and such Party’s Affiliates (other than Subsidiaries of such Party) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act; and

(viii)    under which any License or other rights are granted or received with respect to material Intellectual Property or material IT Assets, excluding non-exclusive licenses (A) entered into in the Ordinary Course or (B) to commercially available software on standard terms and conditions with aggregate annual or upfront payments of less than $10 million.

Each such Contract described in this Section 5.17(a), together with all Contracts filed as exhibits to such Party’s Reports, is referred to herein as a “Material Contract.”

(b)    A copy of each Material Contract, and any amendments thereto, of such Party or its Subsidiaries entered into prior to the date of this Agreement has been made available to the other Party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (i) each of the Material Contracts is binding on such Party or its Subsidiaries, as the case may be, and to the Knowledge of such Party, each other party thereto, in accordance with its terms and subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) each of such Party and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to such Party’s Knowledge, each other party thereto has performed all obligations required to be performed by it under each Material Contract. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Party, (A) each of such Party and each of its Subsidiaries is not (with or without notice, lapse of time or both) in breach or default thereunder and, to the Knowledge of such Party, no other party to any Material Contract is (with or without notice, lapse of time or both) in breach or default thereunder, and (B) neither such Party nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, materially change the scope of rights and obligations under or not to renew such Material Contract.

5.18    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, (i) such Party has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) such Party or one of its Subsidiaries owns or leases all tangible personal property used in or necessary to conduct its business as currently conducted by such Party and (iii) each such item of tangible personal property is in all respects in good operating condition and repair, ordinary wear and tear excepted.

5.19    Real Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party, with respect to the Owned Real Property of such Party, (i) such Party or one of its Subsidiaries, as applicable, has good and marketable title to such Owned Real Property, free and clear of any Encumbrance except for Permitted Encumbrances, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein.

(b)    With respect to the Leased Real Property of such Party, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of such Party or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by any of such Party or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party.

5.20    Affiliate Transactions. To the Knowledge of such Party, there are not, as of the date of this Agreement, any related party transactions, agreements, arrangements or understandings between such Party or its Subsidiaries, on the one hand, and such Party’s Affiliates (other than wholly owned Subsidiaries of such Party) or other Persons, on the other hand, in each case, that would be required to be disclosed by such Party under Item 404 of Regulation S-K promulgated under the Exchange Act.

5.21    No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties made by such Party in this Article V and in Article VI and in any certificate delivered by such Party pursuant to Article VII, neither such Party nor any other Person makes any express or implied representation or warranty with respect to such Party or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and such Party expressly disclaims any such other representations or warranties. Each Party expressly disclaims reliance upon any representations, warranties or statements relating to a Party or its Subsidiaries whatsoever, express or implied, beyond those expressly given by such Party in this Article V and in Article VI and in any certificate delivered by such Party pursuant to Article VII. In particular, without limiting the foregoing, neither such Party nor any other Person makes or has made, and each Party acknowledges that neither such Party nor any other Person has made, any representation or warranty to any other Party or any of such other Party’s Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to such Party, any of its Affiliates or any of their respective businesses that may have been made available to a Party or any of its Representatives (including in certain “data rooms,” “virtual rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions) or (b) except for the representations and warranties made by such Party in this Article V and in Article VI and in any certificate delivered by such Party pursuant to Article VII, any oral or written information made available to any other Party or any of such other Party’s Affiliates or Representatives in the course of their evaluation of such Party, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.21 shall limit a Party’s remedies in the event of common law fraud arising from the express representations and warranties made by any other Party in this Article V and in Article VI.

ARTICLE VI

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF CROWN, KING AND KING SUB

Except as set forth in the Reports of Crown or King, as applicable, filed with or furnished to the SEC during the period from January 1, 2018 through the Business Day prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section, in any section relating to forward-looking disclosure, or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the King Disclosure Letter or Crown Disclosure Letter delivered to the other Parties concurrently with the execution and delivery of this Agreement (it being agreed that for purposes of the representations and warranties set forth in this Article VI disclosure of any item in any section or subsection of the King Disclosure Letter or King Disclosure Letter, as applicable, shall be deemed disclosure with respect to any other section or subsection of the King Disclosure Letter or Crown Disclosure Letter, as applicable, to which the relevance of such item is reasonably apparent), King and King Sub hereby jointly and severally represent and warrant to Crown, in respect of Sections 6.1 through Section 6.7, and Crown hereby represents and warrants to King and King Sub, in respect of Section 6.8 through Section 6.11, in each case, that:

6.1    Organization Good Standing and Qualification.

(a)    King Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. King has made available to Crown, complete and correct copies of King Sub’s Organizational Documents, each as amended prior to the execution of this Agreement.

(b)    All the issued and outstanding shares of capital stock of King Sub have been validly issued and are fully paid and non-assessable and are wholly owned directly by King free and clear of all Encumbrances, other than Permitted Encumbrances.

6.2    Corporate Authority; No Violations. King Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, assuming the Requisite King Vote is obtained, subject to receiving the King Sub Stockholder Consent, to perform its obligations hereunder and to consummate the Transactions, and the execution and delivery of this Agreement and, subject to receiving the King Sub Stockholder Consent, the consummation of the Transactions by King Sub has been duly authorized by all necessary corporate action on the part of King Sub. This Agreement has been duly and validly executed and delivered by King Sub and, assuming this Agreement constitutes the valid and binding agreement of Crown, constitutes the valid and binding agreement of King Sub, enforceable against King Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3    No King Sub Activity. Since the date of its formation, King Sub has not engaged in any activities other than in connection with this Agreement and has no liabilities other than those incurred in connection with this Agreement.

6.4    King Capital Structure. In the case of King, the authorized share capital of King consists of 500,000,000 shares of King Common Stock, of which 104,967,537 shares (inclusive of 103,029 restricted stock awards granted under the King Stock Plan (each, a “King Restricted Share”) and no shares held by King in its treasury) were issued and outstanding as of the close of business on June 13, 2019, and 50,000,000 shares of preferred stock, par value $0.01 per share, of King (“King Preferred Stock”) of which no shares were issued and outstanding as of June 13, 2019. King holds no shares of its capital stock in its treasury as of the close of business on June 13, 2019. All of the outstanding shares of King Common Stock have been, and all shares of King Common Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and none of the shares of King Common Stock to be issued pursuant to this Agreement will be issued in violation of any applicable Laws or any preemptive or similar rights. King has no shares of King Common Stock or King Preferred Stock reserved for issuance, except that, as of June 13, 2019, there were (a) 5,892,707 shares of King Common Stock reserved for future issuance for future awards under the King Stock Plan, (b) 1,210,207 shares of King Common Stock issued and outstanding upon the exercise of outstanding options to purchase King Common Stock (each, a “King Option”) having a weighted average exercise price of $17.13 per share, (c) 2,832,024 shares of King Common Stock issued and outstanding upon the settlement or vesting of outstanding King restricted stock units granted under the King Stock Plan (each, a “King RSU”) and (d) 327,401 shares of King Common Stock issued and outstanding pursuant to unvested performance stock units granted under the King Stock Plan (each, a “King PSU”, together with each King Restricted Share, King Option, King RSU and King PSU, the “King Equity Awards”), which awards were issued assuming achievement of applicable performance goals at target value. Each of the outstanding shares of capital stock or other securities of each of King’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of King’s Significant Subsidiaries is owned beneficially and of record by King or by a direct or indirect wholly owned Subsidiary of King, free and clear of any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, restriction, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (an “Encumbrance”, and any action of correlative meaning, to “Encumber”) (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions). As of the date of this Agreement, except as set forth in this Section 6.4, there are no outstanding subscriptions, options, warrants, puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by King of any equity securities of King, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of King and neither King nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of King. The shares of King Common Stock are, and the shares of King Common Stock to be issued pursuant to this Agreement will be, registered under the Exchange Act. Since March 31, 2019 and through the date of this Agreement, King has not (A) issued any shares of King Common Stock (other than upon the exercise or settlement (as applicable) of King Options, King RSUs or King PSUs outstanding as of March 31, 2019) or (B) granted any King Equity Awards or similar awards. King does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of King on any matter.

6.5    King Recommendation and Fairness. In the case of King, (a) the Special Committee, such Special Committee composed of only independent and disinterested members of the King Board, has, subject to Section 7.2, (i) determined that this Agreement and the Transactions, are fair to, and in the best interests of, King and the holders of shares of King Common Stock (other than Keane Investor Holdings LLC and its Affiliates), and recommended submission of this Agreement and the Transactions to the King Board, and (ii) recommended that the King Board approve this Agreement and the Transactions, and determine that this Agreement and the Transactions, are advisable, fair to, and in the best interests of, King and the holders of shares of King Common Stock and (b) the King Board has (following the favorable recommendation of the Special Committee), at a meeting duly called and held at which all directors of King were present, subject to Section 7.2, duly and unanimously adopted resolutions (A) determining that this Agreement and the Transactions are fair to, and in the best interests of, King and the holders of shares of King Common Stock, (B) approving and declaring advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (C) directing that the Share Issuance be submitted to the holders of shares of King Common Stock for their approval, and (D) recommending that the holders of shares of King Common Stock vote in favor of the approval of the Share Issuance on the terms and subject to the conditions set forth in this Agreement (the “King Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(e)(ii) or Section 7.2(e)(iii). The Special Committee has received the opinion of its financial advisor, Lazard Frères & Co. LLC, and the King Board has received the opinion of its financial advisor, Citigroup Global Markets Inc., each to the effect that, as of the date of such opinion, as applicable, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Lazard Frères & Co. LLC and Citigroup Global Markets Inc., as applicable, set forth in such opinion, as applicable, the Exchange Ratio is fair from a financial point of view to King, a signed copy of which will be made available to Crown for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

6.6    King Brokers and Finders. Neither King nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that King has engaged Citigroup Global Markets Inc. and Lazard Frères & Co. LLC as its financial advisors, the fees and expenses of which will be paid by King.

6.7    King Voting Requirements. The Requisite King Vote is the only vote of holders of any securities of King or its Subsidiaries necessary to approve the Share Issuance, and no other vote of holders of any securities of King or its Subsidiaries (excluding King Sub) is necessary to approve the Transactions. The King Sub Stockholder Consent is the only approval necessary on behalf of King Sub to approve the adoption of this Agreement and the Transactions.

6.8    Crown Capital Structure. In the case of Crown, the authorized share capital of Crown consists of 1,000,000,000 shares of Crown Common Stock, of which 66,050,622 shares (inclusive of 556,934 Crown Restricted Stock Awards and 384,808 Crown Performance Share Awards) were issued and outstanding as of the close of business on June 13, 2019, and 100,000,000 shares of preferred stock, par value $0.01 per share, of Crown (“Crown Preferred Stock”), of which no shares were issued and outstanding as of the date of this Agreement. Crown holds zero shares of its capital stock in treasury as of the close of business on June 13, 2019. All of the outstanding shares of Crown Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Crown has no shares of Crown Common Stock or Crown Preferred Stock reserved for issuance, except that, as of June 13, 2019, there were (a) 4,956,196 shares of Crown Common Stock reserved for future issuance under the Crown Stock Plan, (b) 351,306 shares of Crown Common Stock issued and outstanding upon the exercise of outstanding Crown Options, and such Crown Options have a weighted average exercise price of $39.43 per share, (c) 903,837 shares of Crown Common Stock issued and outstanding upon the settlement or vesting of outstanding Crown RSU Awards, (d) 384,808 shares of Crown Common Stock issued and outstanding pursuant to unvested Crown Performance Share Awards, which awards were issued assuming achievement of applicable performance goals at target value, and (e) 556,934 shares of Crown Common Stock issued and outstanding upon the settlement or vesting of outstanding Crown Restricted Stock Awards. Each of the outstanding shares of capital stock or other securities of each of Crown’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each of the outstanding shares of capital stock or other securities of each of Crown’s Significant Subsidiaries is owned beneficially and of record by Crown or by a direct or indirect wholly owned Subsidiary of Crown, free and clear of any Encumbrance (excluding such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions). As of the date of this Agreement, except as set forth in this Section 6.8, there are no outstanding subscriptions, options, warrants (other than the Crown Warrants), puts, call agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Crown of any equity securities of Crown, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Crown and neither Crown nor any of its Subsidiaries has any obligation to issue any additional securities or to pay for or repurchase any securities of Crown. The shares of Crown Common Stock are registered under the Exchange Act. Since March 31, 2019 and through the date of this Agreement, Crown has not (A) issued any shares of Crown Common Stock (other than upon the exercise or settlement of Crown Equity Awards outstanding as of March 31, 2019) or (B) granted any Crown Equity Awards or similar awards. Crown does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Crown on any matter. Each of the Crown Warrants are exercisable for one share of Crown Common Stock (or 3,527,847 shares of Crown Common Stock, in the aggregate) at an initial exercise price of $27.95 per warrant and the Crown Warrants expire on January 6, 2024.

6.9    Crown Recommendation and Fairness. In the case of Crown, the Crown Board has, at a meeting duly called and held at which all directors of Crown were present, duly and unanimously adopted resolutions (a) determining that this Agreement and the Transactions are fair to, and in the best interests of, Crown and the holders of shares of Crown Common Stock, (b) approving and declaring advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (c) directing that this Agreement be submitted to the holders of shares of Crown Common Stock for their adoption, and (d) resolving to recommend that the holders of shares of Crown Common Stock vote in favor of the adoption of this Agreement (the “Crown Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2(e)(ii) or Section 7.2(e)(iii). The Crown Board has received the opinion of its financial advisor, Morgan Stanley & Co. LLC, to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Crown Common Stock, a signed copy of which will be made available to King for informational purposes only on a non-reliance basis promptly following the date of this Agreement.

6.10    Crown Brokers and Finders. Neither Crown nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions, except that Crown has engaged Morgan Stanley & Co. LLC as its financial advisor, the fees and expenses of which will be paid by Crown.

6.11    Crown Voting Requirements. The Requisite Crown Vote is the only vote of holders of any securities of Crown or its Subsidiaries necessary to approve the Transactions.

ARTICLE VII

COVENANTS

7.1    Interim Operations.

(a)    Crown and King each covenant and agree as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Crown or King, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement or as set forth in Section 7.1(a) of such Party’s Disclosure Letter, (i) the business of it and its Subsidiaries shall be conducted in all material respects in the Ordinary Course and (ii) to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, creditors, lessors, Service Providers and business associates and keep available the services of its and its Subsidiaries’ present Service Providers and agents, except as otherwise expressly contemplated by this Agreement.

(b)    Without limiting the generality of and in furtherance of Section 7.1(a), from the date of this Agreement until the Effective Time, except as otherwise (w) expressly contemplated by this Agreement, (x) required by applicable Law, (y) as approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed) or (z) set forth in Section 7.1(b) of such Party’s Disclosure Letter, each Party, on its own account, shall not and shall cause its Subsidiaries not to:

(i)    make or propose any change to such Party’s Organizational Documents or, except for amendments that would both not materially restrict the operations of such Party’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions, the Organizational Documents of any of such Party’s Subsidiaries, including, in the case of King, King Sub’s Organizational Documents;

(ii)    except for any such transactions among its direct or indirect wholly owned Subsidiaries, (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) restructure, reorganize or completely or partially liquidate;

(iii)    acquire assets outside of the Ordinary Course from any other Person (A) with a fair market value or purchase price in excess of $10,000,000 in the aggregate in any transaction or series of related transactions (including incurring any Indebtedness related thereto), in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, or (B) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the Transactions, in each case, other than acquisitions of inventory or other goods in the Ordinary Course and transactions among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Encumbrance of, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of its capital stock or of any of its Subsidiaries (other than the issuance of shares (A) by its direct or indirect wholly owned Subsidiary to it or another of its direct or indirect wholly owned Subsidiaries, (B) in respect of equity-based awards outstanding as of the date of this Agreement, or (C) granted in accordance with Section 7.1(b)(xvi) in each of clauses (B) and (C), in accordance with their terms and, as applicable, the plan documents as in effect on the date of this Agreement), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)    create or incur any Encumbrance (other than any Permitted Encumbrances) over any material portion of such Party’s and its Subsidiaries’ consolidated properties and assets that is not incurred in the Ordinary Course on any of its assets or any of its Subsidiaries, except for Encumbrances (A) that are required by or automatically effected by Contracts in place as of the day hereof, (B) that do not materially detract from the value of such assets or (C) that do not materially impair the operations of such Party or any of its Subsidiaries;

(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than to or from Crown and any of its direct or indirect wholly owned Subsidiaries or to or from King and any of its direct or indirect wholly owned Subsidiaries, as applicable, or in accordance with Section 7.1(b)(xvi)) in excess of $1,000,000 in the aggregate;

(vii)    except to the extent expressly provided by, and consistent with, Section 7.1(b)(vii) of such Party’s Disclosure Letter, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to it or to any other direct or indirect wholly owned Subsidiary) or modify in any material respect its dividend policy;

(viii)    reclassify, split, combine, subdivide or redeem, purchase (through such Party’s share repurchase program or otherwise) or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, other than with respect to (A) the capital stock or other equity interests of a direct or indirect wholly owned Subsidiary of such Party or (B) the acquisition of shares of Crown Common Stock or King Common Stock, as applicable, tendered by Service Providers in connection with a cashless exercise of Crown Options or King Options, as applicable, outstanding as of the date of this Agreement or in order to pay Taxes in connection with the exercise or vesting of Crown equity awards or King equity awards, as applicable, outstanding as of the date of this Agreement or granted in accordance with Section 7.1(b)(xvi), pursuant to the terms of the Crown Stock Plan or King Stock Plan, as applicable, and the applicable award agreement, in the Ordinary Course;

(ix)    except to the extent expressly provided by, and consistent with, Section 7.1(b)(ix) of such Party’s Disclosure Letter, make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (A) not in excess of $180 million in the aggregate during any consecutive twelve (12) month period (other than capital expenditures within the thresholds set forth in Section 7.1(b)(ix) of such Party’s Disclosure Letter), (B) expenditures not in excess of $50 million (net of insurance proceeds) in the aggregate that such Party reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property or (C) paid by any direct or indirect wholly owned Subsidiary to such Party or to any other direct or indirect wholly owned Subsidiary of such Party, in each case in response to any unanticipated and subsequently discovered events, occurrences or developments (provided, that such Party will use its reasonable best efforts to consult with the other Party prior to making or agreeing to any such capital expenditure);

(x)    other than in the Ordinary Course or in connection with any transaction or potential transaction described on Section 7.1(a) of such Party’s Disclosure Letter, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, adversely amend, modify, supplement or waive, terminate, assign, convey, Encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in any Material Contract other than (A) expirations and renewals of any such Contract in the Ordinary Course in accordance with the terms of such Contract, (B) non-exclusive licenses under Intellectual Property owned by Crown and its Subsidiaries or King or any of its Subsidiaries, as applicable, in each case, granted in the Ordinary Course, or (C) any agreement among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xi)    other than in the Ordinary Course or with respect to amounts that are not material to such Party and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by it or any of its Subsidiaries or waive any rights held by it or any of its Subsidiaries except debts or claims among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xii)    settle or compromise, or offer or propose to settle or compromise any material Proceeding, including before a Governmental Entity, except in accordance with the parameters set forth in Section 7.1(b)(xii) of such Party’s Disclosure Letter; provided, that no such settlement or compromise, or offer in respect thereof, may involve any injunctive or other non-monetary relief which, in either case, imposes any material restrictions on the business operations of such Party and its Subsidiaries or Affiliates;

(xiii)    amend any material financial accounting policies or procedures, except as required by changes to GAAP;

(xiv)    make, change or revoke any material election with respect to Taxes, change any material Tax accounting method or period, enter into any material closing agreement with respect to Taxes, enter into any material Tax sharing, allocation or indemnification agreement or arrangement, settle, compromise or otherwise finally resolve any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, or fail to file when due (taking into account any available extensions) any material Tax Return;

(xv)    transfer, sell, lease, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, or permit or suffer to exist the creation of any Encumbrance upon, any assets (tangible or intangible), product lines or businesses material to it and its Subsidiaries, taken as a whole, including capital stock of any of its Subsidiaries, except in connection with (A) sales of or non-exclusive licenses of the foregoing provided in the Ordinary Course, (B) sales of obsolete assets, (C) sales, leases, licenses or other dispositions of assets (not including services or sales of inventory in the ordinary course of business) with a fair market value not in excess of $150 million in the aggregate other than pursuant to Material Contracts in effect prior to the date of this Agreement, or entered into after the date of this Agreement in accordance with this Agreement and (D) sales among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xvi)    except as required by the terms of any Benefit Plan as in effect on the date of this Agreement, as permitted under this Agreement or as required by applicable Law, increase or change the compensation or benefits payable to any Service Provider other than in the Ordinary Course; provided, that, notwithstanding the foregoing, except as expressly disclosed in Section 7.1(b)(xvi) of such Party’s Disclosure Letter or required pursuant to a Crown Benefit Plan or King Benefit Plan, as applicable, in effect as of the date of this Agreement, the Parties shall not: (A) grant any new long-term incentive or equity-based awards or amend or modify the terms of any such outstanding awards under any Crown Benefit Plan or King Benefit Plan, as applicable, (B) grant any retention or transaction bonuses, (C) increase or change the compensation or benefits payable to any executive officer (other than changes in health and welfare benefits that are generally applicable to all salaried Service Providers in the Ordinary Course), (D) terminate, enter into, amend or renew any material Benefit Plan, other than routine amendments to health and welfare plans (other than severance plans) that do not materially increase benefits or result in a material increase in administrative costs, or, other than as permitted by Section 7.1(b)(xvi) of such Party’s Disclosure Letter, adopt any compensation or benefit arrangement that would be a material Benefit Plan if it were in existence as of the date of this Agreement, (E) accelerate the vesting of any compensation for the benefit of any Service Provider, (F) increase or change the severance terms applicable to any Service Provider, (G) take any action to fund or secure the payment of any amounts under any Benefit Plan, (H) other than as required by GAAP, change any assumptions required by GAAP used to calculate funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding or contribution obligations under any Benefit Plan, or increase or accelerate the funding rate in respect of any Benefit Plan or (I) terminate the employment of any executive officer (other than for cause) or hire any new executive officer (other than as a replacement hire receiving substantially similar terms of employment); provided, that, to the extent that a Party intends to hire an individual to replace a named executive officer of such Party, such Party shall first consult in good faith with the other Party prior to, and with respect to, the hiring of such individual;

(xvii)    recognize any labor union, works council, or other labor organization or employee representative as the representative of any of the employees of the Party or its Subsidiaries, or become a party to, establish, adopt, amend, commence negotiations for or terminate any collective bargaining agreement or other labor-related Contract with a labor union, works council, or other labor organization or employee representative, in each case, other than as required by applicable Law;

(xviii)    incur any Indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security) or guarantee any such Indebtedness, except for (A) Indebtedness for borrowed money incurred in the Ordinary Course under Crown’s or King’s, as applicable, revolving credit facilities and other lines of credit existing as of the date of this Agreement, (B) guarantees by Crown or any direct or indirect wholly owned Subsidiary of Crown of Indebtedness of Crown or any other direct or indirect wholly owned Subsidiary of Crown, (C) guarantees by King or any direct or indirect wholly owned Subsidiary of King of Indebtedness of King or any other direct or indirect wholly owned Subsidiary of King, (D) Indebtedness incurred in connection with a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall not increase the aggregate amount of Indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with the Indebtedness being refinanced or replaced), (E) Indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the Ordinary Course, (F) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (1) not entered for speculative purposes and (2) entered into in the Ordinary Course and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement, or (G) Indebtedness incurred among such Party and its direct or indirect wholly owned Subsidiaries or among such Party’s direct or indirect wholly owned Subsidiaries;

(xix)    convene any special meeting (or any adjournment or postponement thereof) of each Party’s respective stockholders other than the Crown Stockholders Meeting or King Stockholders Meeting, as applicable; or

(xx)    agree or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement shall give Crown or King, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of Crown or King shall be required with respect to any matter set forth in this Section 7.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any Party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.

7.2    Acquisition Proposals; Change of Recommendation.

(a)    No Solicitation. Except as expressly permitted by this Section 7.2, Crown and King each shall not, and none of their respective Subsidiaries shall, and each of King and Crown shall cause their and their respective Subsidiaries’ directors, officers and employees not to, and not permit its investment bankers, attorneys, accountants and other advisors or representatives to (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”), directly or indirectly:

(i)    initiate, solicit, propose, knowingly encourage (including by way of furnishing information) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions with or negotiations relating to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations);

(iii)    provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv)    otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(v)    waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, provided that if Crown (acting under the direction of the Crown Board) or King (acting under the direction of the Special Committee), as applicable, determines in good faith after consultation with such Party’s legal counsel that the failure to waive a particular standstill provision would be a breach of such Party’s fiduciary duties under applicable Law, then such Party may waive such standstill provision, solely to the extent necessary to permit a third party to make and pursue an Acquisition Proposal; or

(vi)    resolve, agree or publicly propose to, or permit the relevant Party, any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i)–(v).

(b)    Exceptions. Notwithstanding anything in Section 7.2(a) to the contrary, prior to the time, but not after, in the case of Crown, the Requisite Crown Vote is obtained or, in the case of King, the Requisite King Vote is obtained, in each case, in response to an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement (that did not arise from or in connection with a breach of the obligations set forth in this Section 7.2), Crown (acting under the direction of the Crown Board) or King (acting under the direction of the Special Committee), as applicable, may:

(i)    provide information in response to a request therefor (including nonpublic information regarding it or any of its Subsidiaries) to the Person who made such Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Crown or King, as applicable, prior to or substantially concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Crown or King, as applicable, receives from the Person making such Acquisition Proposal an executed confidentiality agreement containing terms that are generally not less restrictive to the other party than the terms in the Confidentiality Agreement are on Crown or King, as applicable (provided that such confidentiality agreement need not include any “standstill” terms), and which confidentiality agreement does not prohibit compliance with either of Crown or King with this Section 7.2(b)(i); and

(ii)    participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Crown Board or the Special Committee, as applicable, determines in good faith after consultation with its outside legal counsel that, based on the information then available and after consultation with its financial advisor, (A) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) failure to engage in such activities would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law.

(c)    Representatives. Any violation of the restrictions contained in Section 7.2(a) by any of a Party’s Representatives shall be deemed to be a breach of Section 7.2(a) by such Party. The Parties shall use reasonable best efforts to ensure that their respective Representatives are aware of the provisions of Section 7.2(a).

(d)    Notice of Acquisition Proposals. Crown and King each shall promptly (and, in any event, within twenty-four (24) hours) give notice to the other Party if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other Party reasonably informed, on a current basis (and, in any event, within twenty-four (24) hours), of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in its intentions as previously notified.

(e)    No Change of Recommendation.

(i)    Except as permitted by Section 7.2(e)(ii), Section 7.2(e)(iii) or Section 7.2(f), Crown agrees that the Crown Board, including any committee thereof, and King agrees that the King Board, including any committee thereof (including, as applicable, the Special Committee), shall not:

(A)    withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Crown Recommendation or the King Recommendation, as applicable, in a manner adverse to King or Crown, as applicable;

(B)    fail to include the Crown Recommendation or the King Recommendation, as applicable, in the Proxy/Prospectus;

(C)    fail to recommend against acceptance of any tender or exchange offer by its stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Crown Common Stock or King Common Stock, as applicable, in each case, within ten (10) Business Days after the commencement of such tender offer or exchange offer (or, if earlier, prior to the Crown Stockholders Meeting or King Stockholders Meeting, as applicable) (for the avoidance of doubt, the taking of no position or a neutral position by the Crown Board or the King Board, as applicable, in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer);

(D)    approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.2(b) entered into in compliance with Section 7.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D) of this Section 7.2(e)(i), a “Change of Recommendation”); or

(E)    cause or permit Crown or King, as applicable, to enter into an Alternative Acquisition Agreement.

(ii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, in the case of Crown, the Requisite Crown Vote is obtained or, in the case of King, the Requisite King Vote is obtained, if an unsolicited, bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of such Party’s obligations set forth in Section 7.2(a) is received by Crown or King, as applicable, and is not withdrawn, and the Crown Board or the Special Committee, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) failure to consider such Acquisition Proposal would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law, the Crown Board or the King Board (at the recommendation of the Special Committee), as applicable, may effect a Change of Recommendation; provided, however, that, prior to taking such action, Crown has given King or King has given Crown, as applicable, written notice of such action and the basis therefor four (4) Business Days in advance, which notice shall set forth in writing that the Crown Board or the King Board (at the recommendation of the Special Committee), as applicable, intends to consider whether to take such action (such notice, the “Board Recommendation Notice”) and comply in form, substance and delivery with the provisions of Section 7.2(d). After giving such Board Recommendation Notice and prior to making a Change of Recommendation as described above, Crown or King, as applicable, shall negotiate in good faith with the other Party (to the extent the other Party wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal. At the end of the four (4) Business Day period, prior to and as a condition to making a Change of Recommendation as described above, the Crown Board or the Special Committee, as applicable, shall take into account any adjustments or revisions to the terms of this Agreement irrevocably proposed in writing by the other Party and any other information offered by the other Party in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (A) the Superior Proposal would continue to constitute a Superior Proposal, if such changes offered in writing by the other Party were to be given effect, and (B) failure to pursue such Superior Proposal would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.2(d) and this Section 7.2(e)(ii) and require a new Board Recommendation Notice, except that references in this Section 7.2(e)(ii) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days” and such two (2) Business Day period shall expire at 11:59 p.m. (New York Time) on the second (2nd) Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional two (2) Business Day period be deemed to shorten the initial four (4) Business Day period).

(iii)    Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, in the case of Crown, the Requisite Crown Vote is obtained or, in the case of King, the Requisite King Vote is obtained, the Crown Board or the King Board (at the recommendation of the Special Committee), as applicable, may effect a Change of Recommendation if (A) an Intervening Event has occurred, and (B) prior to taking such action, the Crown Board or the Special Committee, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Change of Recommendation, Crown has given King or King has given Crown, as applicable, a Board Recommendation Notice four (4) Business Days in advance, which notice shall comply in form, substance and delivery with the provisions of Section 7.2(d) and include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to effecting a Change of Recommendation, Crown or King, as applicable, shall negotiate in good faith with the other Party (to the extent the other Party wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Effect to cease to be an Intervening Event. At the end of the four (4) Business Day period, prior to and as a condition to effecting a Change of Recommendation, the Crown Board or the Special Committee, as applicable, shall take into account any adjustments or revisions to the terms of this Agreement irrevocably proposed in writing by the other Party and any other information offered by the other Party in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the relevant directors’ fiduciary duties under applicable Law if such adjustments or revisions irrevocably offered in writing by the other Party were to be given effect.

(f)    Certain Permitted Disclosure. Nothing contained in this Section 7.2 shall prohibit Crown or King, as applicable, from (i) complying with its disclosure obligations under applicable United States federal or state Law with regard to an Acquisition Proposal or (ii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that, the foregoing notwithstanding, neither King nor Crown may effect a Change of Recommendation except in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii).

(g)    Existing Discussions. Crown and King each shall, and shall cause their respective Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. Crown and King, as applicable, shall promptly deliver a written notice to each such Person providing only that each of Crown and King, as applicable, is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, which notice shall also request the prompt return or destruction of all confidential information concerning Crown and any of its Subsidiaries or King and any of its Subsidiaries, as applicable, heretofore furnished to such Person by or on behalf of Crown or King, as applicable, or any of their respective Subsidiaries, as applicable. Crown and King, as applicable, will promptly terminate all physical and electronic data access previously granted to such Persons.

7.3    Proxy/Prospectus Filing; Information Supplied.

(a)    As promptly as practicable after the date of this Agreement, but no later than July 15, 2019, Crown and King shall jointly prepare and cause to be filed with the SEC the joint proxy statement relating to the Crown Stockholders Meeting and the King Stockholders Meeting (as amended or supplemented from time to time, the “Proxy/Prospectus”), and King shall prepare and file with the SEC, King’s registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”, with the Proxy/Prospectus constituting a part thereof). Crown and King each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to promptly thereafter mail the Proxy/Prospectus (including the Registration Statement) to the respective stockholders of each of Crown and King, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions. Notwithstanding anything in this Agreement to the contrary, the Parties hereby agree that for purposes of this Agreement, the Registration Statement will be deemed to have been declared effective so long as the Parties have abided by any policies and procedures put forth by the SEC relating to making registration statements effective during a federal government shutdown, if applicable.

(b)    Each of Crown and King shall promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Registration Statement or the Proxy/Prospectus or for additional information and shall promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy/Prospectus. Each of King and Crown shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of shares of King Common Stock for offering or sale in any jurisdiction, and each of King and Crown shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. King shall use its reasonable best efforts to take any other action required to be taken under any applicable securities Laws, rules or regulations in connection with the Transactions, the issuance of shares of King Common Stock pursuant to this Agreement and the treatment of Crown Options and other Crown Equity Awards pursuant to Section 2.3, and Crown shall furnish all information concerning Crown and the holders of Crown Common Stock, Crown and other Crown Equity Awards as may be reasonably requested in connection with any such action.

(c)    Each of Crown and King agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of Crown and King and at the times of the Crown Stockholders Meeting and King Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Crown and King will cause the Proxy/Prospectus and King will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, either Party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy/Prospectus that would require any amendment or supplement to the Registration Statement or the Proxy/Prospectus so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Party shall promptly advise the other Party and the Parties shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy/Prospectus and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Crown stockholders and the King stockholders.

(d)    Each of Crown and King will provide their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy/Prospectus, the Registration Statement, responses to any comments from the SEC with respect thereto, and other documents related to the Crown Stockholders Meeting, the King Stockholders Meeting or the issuance of the shares of King Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the stockholders of Crown and King, as applicable. Each Party will include in the Proxy/Prospectus, the Registration Statement, responses to any comments from the SEC with respect thereto, and such other documents related to the Crown Stockholders Meeting, the King Stockholders Meeting or the issuance of the shares of King Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each Party agrees that all information relating to King and its Subsidiaries included in the Proxy/Prospectus or the Registration Statement shall be in form and content satisfactory to King, acting reasonably, and all information relating to Crown and its Subsidiaries included in the Proxy/Prospectus or the Registration Statement shall be in form and content satisfactory to Crown, acting reasonably. Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall (i) not apply with respect to information relating to a Change of Recommendation and (ii) in respect of documents filed by a Party that are incorporated by reference in the Registration Statement or Proxy/Prospectus, apply only with respect to the information relating to the other Party or the other Party’s business, financial condition or results of operations or, after the Effective Time, King.

7.4    Stockholders Meetings.

(a)    Crown will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Crown Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective, for the purpose of seeking the Requisite Crown Vote, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(c), or if, as of the time for which the Crown Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of Crown Common Stock represented (either in person or by proxy) and voting to adopt this Agreement or to constitute a quorum necessary to conduct the business of the Crown Stockholders Meeting. Crown shall, subject to the right of the Crown Board to effect a Change of Recommendation in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii), use reasonable best efforts to solicit from the stockholders of Crown proxies in favor of the proposal to adopt this Agreement and to secure the Requisite Crown Vote (it being understood that the foregoing shall not require the Crown Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii)). Unless this Agreement has been terminated in accordance with its terms, Crown’s obligation to call, give notice of, convene and hold the Crown Stockholders Meeting in accordance with this Section 9.4(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change of Recommendation.

(b)    King will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the King Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective, for the purpose of seeking the Requisite King Vote, and shall not postpone or adjourn such meeting except to the extent required by Law, in accordance with Section 7.4(c), or if, as of the time for which the King Stockholders Meeting was originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of King Common Stock represented (either in person or by proxy) and voting to approve the Share Issuance to constitute a quorum necessary to conduct the business of the King Stockholders Meeting. King shall, subject to the right of the King Board to effect a Change of Recommendation in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii), use reasonable best efforts to solicit from the stockholders of King proxies in favor of the Share Issuance and to secure the Requisite King Vote (it being understood that the foregoing shall not require the King Board to recommend in favor of the Share Issuance, if a Change of Recommendation has been effected in accordance with Section 7.2(e)(ii) or Section 7.2(e)(iii)). Unless this Agreement has been terminated in accordance with its terms, King’s obligation to call, give notice of, convene and hold the King Stockholders Meeting in accordance with this Section 7.4(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change of Recommendation.

(c)    Crown and King shall cooperate and use their reasonable best efforts to schedule and convene the Crown Stockholders Meeting and the King Stockholders Meeting on the same date. Crown and King each agrees (i) to provide the other reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (ii) to give written notice to the other Party one (1) day prior to the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, and on the day of, but prior to the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Requisite Crown Vote or the Requisite King Vote, as applicable, have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, is scheduled, (A) Crown or King, as applicable, has not received proxies representing the Requisite Crown Vote or the Requisite King Vote, as applicable, whether or not a quorum is present or (B) it is necessary to ensure that any supplement or amendment to the Proxy/Prospectus is required to be delivered, Crown may, or if King so requests, shall, or King may, or if Crown so requests, shall, postpone or adjourn, or make one or more successive postponements or adjournments of, the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, as long as the date of the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or to a date that is no later than three (3) Business Days prior to the Outside Date. In the event that Crown or King, as applicable, postpones or adjourns the Crown Stockholders Meeting or the King Stockholders Meeting, as applicable, the other Party may postpone or adjourn its stockholders meeting such that the Crown Stockholders Meeting and the King Stockholders Meeting are scheduled on the same date.

(d)    The only matters to be voted upon at the Crown Stockholders Meeting and the King Stockholders Meeting are (i) in the case of Crown, the Requisite Crown Vote and routine proposals required in connection with such vote and (ii) in the case of King, the Requisite King Vote and routine proposals required in connection with such vote.

7.5    Cooperation; Efforts to Consummate.

(a)    On the terms and subject to the conditions set forth in this Agreement (including Section 7.2), Crown and King shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Outside Date) and consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other Filings (including by filing no later than ten (10) Business Days after the date of this Agreement the notification and report form required under the HSR Act), obtaining as promptly as reasonably practicable (and in any event no later than the Outside Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations (“Consents”) necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, executing and delivering any additional instruments necessary to consummate the Transactions and refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Transactions.

(b)    Crown and King shall jointly develop and consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made with, or submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Proxy/Prospectus and the Registration Statement). Neither Crown nor King shall permit any of its officers or other Representatives to participate in any substantive meeting, telephone call or conference with any Governmental Entity in respect of any Filing, investigation or otherwise relating to the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate therein. Each of the Parties shall use reasonable best efforts to furnish to each other all information required for any Filing, other than confidential or proprietary information not directly related to the Transactions, and to give the other Party reasonable prior notice of any such Filing and, to the extent practicable, keep the other Party reasonably informed with respect to the status of each Consent sought from a Governmental Entity in connection with the Transactions and the material communications between such Party and such Governmental Entity, and, to the extent practicable, permit the other Party to review and discuss in advance, and consider in good faith the views of the other in connection with any such Filing or communication.

Each of the Parties shall promptly furnish the other with copies of all correspondence, Filings (except for the Parties’ initial HSR Act notification filings) and material communications between them and their Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to the Transactions in order for such other Party to meaningfully consult and participate in accordance with this Section 7.5, provided that materials furnished pursuant to this Section 7.5 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, each of Crown and King and their respective Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any Consent in connection with the Transactions, and neither Party shall directly or indirectly agree to extend any applicable waiting period (including under the HSR Act) or enter into any agreement with a Governmental Entity related to this Agreement or the Transactions, in each case, without the prior written consent of the other Party. In exercising the foregoing rights, each of Crown and King shall act reasonably and as promptly as reasonably practicable.

(c)    Subject to Section 7.1(b) of such Party’s Disclosure Letter, neither King nor Crown shall, and each of them shall cause their respective Subsidiaries not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to materially impair, adversely affect or materially delay obtaining any Consent or making any Filing contemplated by this Section 7.5 or the timely receipt thereof.

(d)    Without limiting the generality of the undertakings pursuant to this Section 7.5, but on the terms and subject to the conditions set forth in this Agreement, including Section 7.5(e), each of Crown and King agree to take or cause to be taken the following actions:

(i)    subject to applicable Law, the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (each, a “Governmental Antitrust Entity”) of non-privileged information and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii)    the prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (A) avoid the entry of, and (B) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind, in the case of each of the foregoing clauses (A) and (B), that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the Transactions, including (I) the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Proceeding by any person or entity (including any Governmental Antitrust Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and (II) (x) proposing, negotiating, committing to and agreeing to sell, lease, license, divest or otherwise dispose of, or hold separate pending such disposition, (y) agreeing to restrictions or actions that after the Effective Time would limit King’s or its Subsidiaries’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets or (z) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of Crown or King or either of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto or to such restrictions or actions) (such sale, lease, license, defense through litigation, divestiture, disposal and holding separate or other action described in clauses (I) or (II), a “Regulatory Remedy”) if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions on a schedule as close as possible to that contemplated herein. Nothing in this Section 7.5(d) shall require either King or Crown to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing.

(e)    Notwithstanding anything in this Section 7.5 to the contrary, neither this Section 7.5 nor the “reasonable best efforts” standard herein shall require, or be construed to require, Crown or King or any of their respective Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article VIII as they apply to such Party, (ii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing or (iii) take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, effected or agreed to, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Crown and its Subsidiaries, taken as a whole, or King and its Subsidiaries, taken as a whole, in each case, from and after the Effective Time (a “Burdensome Effect”), it being understood that for purposes of clause (iii) any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination.

(f)    For the avoidance of doubt, Crown and King shall use reasonable best efforts to cooperate with each other and work in good faith in formulating any Regulatory Remedy.

7.6    Status Notifications. Subject to applicable Law and except as otherwise required by any Governmental Entity, Crown and King each shall keep the other apprised of the status of material matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other substantive communications received by Crown or King, as applicable, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions.

7.7    Financing and Indebtedness.

(a)    During the period from the date of this Agreement to the Effective Time (i) upon request by King, Crown shall (and shall cause its Subsidiaries to), subject to applicable Law and the limitations set forth in Section 7.1, reasonably cooperate with King, including use reasonable best efforts to furnish King with all information concerning itself, its Subsidiaries, directors and officers and such other matters as may be reasonably necessary or advisable to implement any necessary, appropriate or desirable amendments to, or in connection with, the King Credit Facility to join or otherwise add Crown and its Subsidiaries as loan parties to the King Credit Facility, in each case effective simultaneously or substantially contemporaneously with the consummation of the Transactions; and (ii) the Parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any other necessary, appropriate or desirable arrangements in respect of King’s Indebtedness that will remain outstanding (including rolling over any letters of credit of Crown’s into King Credit Facility) in anticipation of the consummation of the Transactions.

(b)    Immediately prior to the Closing, (i) the total commitments under the Crown Credit Agreement shall have been terminated and the Crown Credit Agreement and related agreements, instruments and other documents shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated (or otherwise satisfied pursuant to arrangements reasonably satisfactory to King) and all other amounts owing pursuant to the such agreements shall have been repaid in full and (ii) all security interests and Encumbrances granted under the Crown Credit Agreement on the assets owned by Crown shall have been released or otherwise terminated.

7.8    Information; Access and Reports.

(a)    Subject to applicable Law and the other provisions of this Section 7.8, Crown and King each shall (and shall cause its Subsidiaries to), upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of King, Crown or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by the other Party, use reasonable best efforts to afford the other Party’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its Service Providers, agents, Contracts, books and records (including the work papers of such Party’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters), as well as properties, offices and other facilities, and, during such period, each shall (and shall cause its Subsidiaries to) use reasonable best efforts to furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, including in connection with the preparation of the Proxy/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of King, Crown or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions.

(b)    The foregoing provisions of this Section 7.8 shall not require and shall not be construed to require either Crown or King to permit any access to any of its Service Providers, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of Crown or King, as applicable, would (i) unreasonably interfere with such Party’s or its Subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Crown, King or any of their respective Subsidiaries or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, including any fiduciary duty, (iv) waive the protection of any attorney-client privilege, (v) result in the disclosure of any personal information that would expose the Party to the risk of liability or (vi) constitute any invasive testing, sampling or analysis at any property or facility (commonly known as a Phase II) without that Party’s prior written consent. In the event that Crown or King, as applicable, objects to any request submitted pursuant to and in accordance with this Section 7.8 and withholds information on the basis of the foregoing clauses (ii) through (v), Crown or King, as applicable, shall inform the other Party as to the general nature of what is being withheld and shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. Each of Crown and King, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 7.8 shall be directed to the Person designated by Crown or King, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c)    To the extent that any of the information or material furnished pursuant to this Section 7.8 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, including those concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d)    No exchange of information or investigation by King or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Crown set forth in this Agreement, and no investigation by Crown or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of King set forth in this Agreement.

7.9    Stock Exchange Listing and Delisting. King shall use its reasonable best efforts to cause the shares of King Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, Crown shall cooperate with King and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the shares of Crown Common Stock from the NYSE and the deregistration of the shares of Crown Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

7.10    Publicity. The initial press release with respect to the execution of this Agreement shall be a joint release to be reasonably agreed upon by the Parties. Crown and King shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 7.10; provided, further, that the first sentence of this Section 7.10 shall not apply to (x) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (y) internal announcements to employees which are not made public. Notwithstanding anything in this Section 7.10 to the contrary, neither party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation other than as set forth in Section 7.2.

7.11    Employee Benefits.

(a) From and after the Effective Time, the King Benefit Plans and the Crown Benefit Plans in effect as of the Effective Time shall remain in effect with respect to current and former Service Providers of King or Crown and their Subsidiaries, respectively, covered by such plans at the Effective Time, until such time as King, with the input of the post-Closing integration team and a third party independent employee benefits consultant, shall otherwise determine, subject to applicable Laws and the terms of such plans, and taking into account the best features of each of the Crown Benefit Plans and King Benefit Plans such that the employees will not be detrimentally impacted, as determined on an aggregate basis. During the period from and after the Effective Time in which a Crown Benefit Plan listed on Section 5.9(a) of the Crown Disclosure Letter is maintained at Crown or at any Subsidiary of King, King shall honor and perform, or cause Crown (or such Subsidiary of King) to honor and perform such Crown Benefit Plans in accordance with its terms as in effect from time to time. Without limiting the foregoing, nothing herein shall prohibit any amendment, modification or termination of any King Benefit Plan or Crown Benefit Plan from and after the Effective Time to the extent allowed under the terms of any such plans, including but not limited to any such action that may be (i) required by applicable Laws (including any applicable qualification requirements of Sections 401(a) of the Code and as necessary to avoid the imposition of taxes under Section 409A of the Code); (ii) necessary as a technical matter to reflect the Transactions contemplated hereby, or (iii) required for King to provide for or permit investment in its securities.

(b)    For at least one (1) year following the Effective Time, King shall cause (i) each Service Provider of Crown and its Subsidiaries at the Effective Time who continues to remain employed with King or its Subsidiaries following the Effective Time and (ii) each Service Provider of King and its Subsidiaries at the Effective Time who continues to remain employed with King or its Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with compensation and benefits that are comparable to the compensation and benefits provided to each such Continuing Employee prior to the Effective Time. With respect to any Benefit Plans in which any Continuing Employee first becomes eligible to participate on or after the Effective Time and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Continuing Employee participated immediately before the replacement, (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, King shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Benefit Plan, and King shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) recognize all service of the Continuing Employees with King and Crown and their respective affiliates and predecessors, for purposes of eligibility to participate, vesting credit, entitlement to benefits and levels of benefits in any New Plan in which such Continuing Employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan, except where such credit would result in a duplication of benefits.

(c)    King and Crown expressly agree that the Transactions contemplated by this Agreement shall constitute a “change in control” or “change of control” for purposes of (i) all King Benefit Plans, policies, programs or agreements (including but not limited to employment agreements and award agreements under the King Stock Plan that includes the term “change in control” or “change of control”, as applicable); and (ii) all Crown Benefit Plans, policies programs or agreements (including, but not limited to employment agreements and award agreements under the Crown Stock Plans that include the term “change in control” or “change of control”, as applicable).

(d)    Prior to making any material written communications intended for broad-based and general distribution to any Service Provider pertaining to compensation or benefit matters that are affected by the Transactions, each Party shall provide the other Party with a copy of the intended communication, the other Party shall have a reasonable period of time to review and comment on the communication, and the relevant party shall consider any such comments in good faith.

(e)    Each Continuing Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2019 under a Crown Benefit Plan set forth on Section 5.9(a) of the Crown Disclosure Letter and who (i) remains employed with King or its Subsidiaries through the regular payment date for such bonus or (ii) with respect to a non-executive Continuing Employee, is terminated without cause prior to such regular payment date, in each case, shall receive in cash, on such regular payment date who remains employed with King or its

Subsidiaries through the regular payment date for such bonus, the following bonus to the extent such bonus is not otherwise paid prior to the Effective Time: (A) for the period from January 1, 2019 through the Closing Date, an annual bonus opportunity in amount determined based on the level of attainment of the applicable performance measures under such Crown Benefit Plan, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period and (B) for the period from the day immediately following the Closing Date to December 31, 2019, an annual bonus opportunity in amount determined based on the level of attainment of the applicable performance measures under such Crown Benefit Plan, but in no event less than 100% of the target amount of such bonus, which will be prorated to reflect the number of calendar days during the post-Effective Time portion of the year during which the Continuing Employee was employed.

(f)    Each Continuing Employee who as of immediately prior to the Effective Time is eligible for an annual bonus for 2019 under a King Benefit Plan and who (i) remains employed with King or its Subsidiaries through the regular payment date for such bonus or (ii) is terminated without cause prior to such regular payment date, in each case, shall receive in cash, on such regular payment date who remains employed with King or its Subsidiaries through the regular payment date for such bonus, the following bonus to the extent such bonus is not otherwise paid prior to the Effective Time: (A) for the period from January 1, 2019 through the Closing Date, an annual bonus opportunity in amount determined based on the level of attainment of the applicable performance measures under such King Benefit Plan, which bonus, for the avoidance of doubt, will be prorated to reflect the number of calendar days during such period and (B) for the period from the day immediately following the Closing Date to December 31, 2019, an annual bonus opportunity in amount determined based on the level of attainment of the applicable performance measures under such King Benefit Plan, but in no event less than 100% of the target amount of such bonus, which will be prorated to reflect the number of calendar days during the post-Effective Time portion of the year during which the Continuing Employee was employed.

(g)    Subject to Section 7.1 nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Crown Benefit Plan or King Benefit Plan, (ii) prevent Crown, King, or any of their Affiliates from amending or terminating any of their respective Benefit Plans in accordance with their terms, or (iii) prevent Crown, King, or any of their Affiliates, after the Effective Time, from terminating the employment of any Service Provider of Crown or King. Nothing contained in this Agreement is intended to create any third-party beneficiary rights in any Service Provider of Crown, King or any of their Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof (including any labor union, works council, or other labor organization or employee representative), with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Service Provider of Crown or King by Crown, King, or any of their Affiliates or under any Benefit Plan which Crown, King, or any of their Affiliates may maintain.

7.12    Certain Tax Matters.

(a)    None of King, Crown or any of their respective Subsidiaries shall take or cause to be taken, or fail to take, any action, whether before or after the Effective Time, that would, or is reasonably likely to, prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 1313(a) of the Code. Each of

King, Crown and their respective Subsidiaries shall take the position for all Tax purposes that the Integrated Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, unless a contrary position is required by a “determination” within the meaning of Section 1313 of the Code.

(b)    Each of King and Crown shall use its reasonable best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 8.2(d) and Section 8.3(e) and any opinions of counsel in respect of Tax matters required to be filed with the SEC in connection with the filing of the Registration Statement. In connection therewith, King shall deliver to Schulte Roth & Zabel LLP, counsel to King (“King’s Counsel”), and Kirkland & Ellis LLP, counsel to Crown (“Crown’s Counsel”), a customary representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of King (the “King Tax Representation Letter”), and Crown shall deliver to King’s Counsel and Crown’s Counsel a customary representation letter dated as of the Closing Date (and, if requested, dated as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Registration Statement or its exhibits) and signed by an officer of Crown (the “Crown Tax Representation Letter”).

(c)    This Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

7.13    Expenses. Except as otherwise provided in Section 9.5(b), Section 9.5(c) or Section 9.5(d) whether or not the Merger is consummated, all Costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that expenses incurred in connection with any filing fees in connection with the HSR Act, any other Antitrust Law, the Registration Statement and the printing and mailing of the Proxy/Prospectus and the Registration Statement shall be shared equally by Crown and King.

7.14    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, King shall indemnify and hold harmless to the fullest extent as such individuals would be indemnified as of the date of this Agreement under applicable Law, Crown’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Crown or any of its Subsidiaries or any Person who prior to or at the Effective Time served at the request of Crown or any of its Subsidiaries as a director or officer of another Person in which Crown or any of its Subsidiaries has an equity investment, in each case, when acting in such capacity (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, inquiries, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) this Agreement or the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and King shall also advance expenses as incurred to the fullest extent that such individual would have been entitled to under applicable Law, Crown’s Organizational Documents and any indemnification agreements in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b)    Prior to the Effective Time, Crown shall and, if Crown is unable to, King shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Crown’s existing directors’ and officers’ insurance policies, and (ii) Crown’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as Crown’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Crown’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If Crown and King for any reason fail to obtain such “tail” insurance policies as of the Effective Time, King shall continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in Crown’s existing policies as of the date of this Agreement, or King shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Crown’s existing policies as of the date of this Agreement; provided, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Crown for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, King shall obtain a policy with the greatest amount of D&O Insurance available for a cost not exceeding such amount.

(c)    Any Indemnified Party wishing to claim indemnification under this Section 7.14, upon learning of any such Proceeding, shall promptly notify King thereof in writing, but the failure to so notify shall not relieve King of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) King shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, King will not be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if King elects not to assume such defense or legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between King and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and King shall pay all reasonable and documented fees, costs and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that King shall be obligated pursuant to this Section 7.14(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest

(provided, that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if King elects to assume such defense, and King shall cooperate in the defense of any such matter if King elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent if King elects to assume such defense and King shall not be liable for any settlement effected without its prior written consent if King elects not to assume such defense; (iv) King shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d)    During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of Crown and its Subsidiaries or any indemnification agreement between such Indemnified Party and Crown or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e)    If King or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of King shall assume all of the obligations set forth in this Section 7.14.

(f)    The rights of the Indemnified Parties under this Section 7.14 shall survive consummation of the Merger and are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Crown or any of its Subsidiaries, or under any indemnification agreements or other applicable Contracts of Crown or Laws.

(g)    This Section 7.14 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.14.

7.15    Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is or may become applicable to the Transactions, each of Crown and King and the King Board and Crown Board, respectively, shall grant such approvals and take such actions as are necessary and legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

7.16    Section 16 Matters. Crown and King, and the Crown Board and the King Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the

Effective Time, take all such actions as are reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Crown or King (including derivative securities) or acquisitions of shares of King Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Crown or King or will become subject to such reporting requirements with respect to King, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.17    Stockholder Litigation. Each of Crown and King shall promptly advise the other Party of any litigation commenced after the date of this Agreement against such Party or any of its directors (in their capacity as such) by any stockholders of such Party (on their own behalf or on behalf of such Party) relating to this Agreement or the Transactions, and shall keep the other Party reasonably informed regarding any such litigation. Each of Crown and King shall give the other Party the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.18    King Sub Stockholder Consent. King, in its capacity as the sole stockholder of King Sub, will immediately following the execution of this Agreement, execute and deliver to King Sub and Crown a written consent approving the adoption of this Agreement and the Transactions, including the Merger, in accordance with King Sub’s Organizational Documents, the DGCL and applicable Law (the “King Sub Stockholder Consent”).

7.19    King Stockholders Agreement. King shall, prior to the Effective Time, cause the King Stockholders Agreement to be amended and restated in the form attached as set forth on Exhibit A.

ARTICLE VIII

CONDITIONS

8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), at or prior to the Closing of each of the following conditions:

(a)    Crown Stockholder Approval. The Requisite Crown Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Crown.

(b)    King Stockholder Approval. The Requisite King Vote shall have been obtained in accordance with applicable Law (including the applicable rules of NYSE) and the certificate of incorporation and bylaws of King.

(c)    Listing. The shares of King Common Stock issuable in accordance with this Agreement (including the shares of King Common Stock issuable upon the exercise of any Converted Awards) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)    Government Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations, and all expirations of waiting periods, required under the applicable Antitrust Laws of the jurisdictions listed on Section 5.4(a) of the Crown Disclosure Letter shall have been obtained (all authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, of such jurisdictions being the “Requisite Regulatory Approvals”), (iii) all such Requisite Regulatory Approvals shall be in full force and effect and (iv) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) in connection with a Requisite Regulatory Approval that (A) requires either Party or any of its respective Subsidiaries to take or commit to take any actions constituting or that would reasonably be expected to have a Burdensome Effect or (B) would otherwise constitute or reasonably be expected to have a Burdensome Effect and is in effect.

(e)    Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions or imposes a Burdensome Effect (it being understood and agreed by the Parties that, with respect to any such Law or Governmental Order that is, or is under, an Antitrust Law, only a Governmental Entity of competent jurisdiction in a jurisdiction listed on Section 5.4(a) of the Crown Disclosure Letter shall constitute a Governmental Entity of competent jurisdiction for purposes of this Section 8.1(e) (such Law or Governmental Order, a “Relevant Legal Restraint”)).

(f)    Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

8.2    Conditions to Obligations of King and King Sub. The obligation of King and King Sub to effect the Merger is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by King at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Crown set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.12 (Takeover Statutes) and Section 6.10 (Crown Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of Crown set forth in Section 5.7(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (iii) the representations and warranties of Crown set forth in

Section 6.8 (Crown Capital Structure) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date, other than, in each case, de minimis inaccuracies; and (iv) each other representation and warranty of Crown set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Crown.

(b)    Performance of Obligations of Crown. Crown shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Certificate. King shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of King, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)    Tax Opinion. King shall have received a written opinion from King’s Counsel (or if King’s Counsel is unable to deliver such opinion, Crown’s Counsel), in form and substance reasonably satisfactory to King, dated as of the Closing Date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.2(d), King’s Counsel shall be entitled to rely on the King Tax Representation Letter and the Crown Tax Representation Letter and such other information as King’s Counsel reasonably deems relevant.

8.3    Conditions to Obligation of Crown. The obligation of Crown to effect the Merger is also subject to the satisfaction at the Closing or waiver, in whole or in part (to the extent permitted by applicable Law), by Crown at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of King set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.3 (Corporate Authority; Approval), Section 5.12 (Takeover Statutes) and Section 6.6 (King Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); (ii) the representations and warranties of King set forth in Section 5.7(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (iii) the representations and warranties of King set forth in Section 6.4 (King Capital Structure) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date, other than, in each case, de minimis inaccuracies; and (iv) each other representation and warranty of King, and, with respect to Article VI only, King Sub, set forth in Article V and Article VI shall be true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects as of such particular date or period of time), except, in the case of this clause (iv), for any failure of any such representation and warranty to be so true and correct in all respects (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to King.

(b)    Performance of Obligations of King and King Sub. King and King Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)    Certificate. Crown shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of King, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)    Surviving Corporation Governance Matters. King shall have taken the actions necessary to cause the matters set forth in Section 4.1(c), Section 4.1(d), Section 4.1(e), and Section 4.1(g) to be completed and effective as of the Effective Time.

(e)    Tax Opinion. Crown shall have received a written opinion from Crown’s Counsel (or if Crown’s Counsel is unable to deliver such opinion, King’s Counsel), in form and substance reasonably satisfactory to Crown, dated as of the Closing Date, to the effect that the Integrated Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.3(e). Crown’s Counsel shall be entitled to rely on the Crown Tax Representation Letter and the King Tax Representation Letter and such other information as King’s Counsel reasonably deems relevant.

ARTICLE IX

TERMINATION

9.1    Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Crown and King by action of the King Board (acting at the direction of the Special Committee) and the Crown Board.

9.2    Termination by Either Crown or King. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the King Board (acting at the direction of the Special Committee) or the Crown Board, if:

(a)    the Merger shall not have been consummated by 5:00 p.m. (New York Time) on December 15, 2019 (the “Outside Date”); provided, however, that if all the conditions to the consummation of the Merger other than the conditions set forth in Section 8.1(d) shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Party by written notice to the other Party up to a date that is no later than the nine-month anniversary of the date of this Agreement, the latest of any such dates shall thereafter be deemed the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger to be satisfied;

(b)    a Relevant Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 7.5; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of the condition set forth in Section 8.1(e) (Laws or Governmental Orders) to the consummation of the Merger to be satisfied; or

(c)    (i) if the Requisite Crown Vote shall not have been obtained at the Crown Stockholders Meeting (or, if the Crown Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the adoption of this Agreement was taken or (ii) if the Requisite King Vote shall not have been obtained at the King Stockholders Meeting (or, the King Stockholders Meeting has been adjourned or postponed in accordance with this Agreement, at the final adjournment or postponement thereof), in each case, at which a vote on the Share Issuance was taken.

9.3    Termination by King. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the King Board (acting at the direction of the Special Committee):

(a)    prior to the time the Requisite Crown Vote is obtained, if the Crown Board shall have made a Change of Recommendation; or

(b)    if at any time prior to the Effective Time, there has been a breach by Crown of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by King to Crown or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available if King has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger not to be satisfied.

9.4    Termination by Crown. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Crown Board:

(a)    prior to the time the Requisite King Vote is obtained, if the King Board shall have made a Change of Recommendation; or

(b)    if at any time prior to the Effective Time, there has been a breach by King or King Sub of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Crown to King or (ii) three (3) Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 9.4(b) shall not be available if Crown has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the occurrence of the failure of a condition to the consummation of the Merger not to be satisfied.

9.5    Effect of Termination and Abandonment.

(a)    Except to the extent provided in Section 9.5(b), Section 9.5(c) and Section 9.5(d), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in Article X (Miscellaneous and General), Section 7.13 (Expenses), this Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)    In the event that this Agreement is terminated:

(i)    by either Crown or King pursuant to Section 9.2(a) (Outside Date) or Section 9.2(c)(i) (Requisite Crown Vote Not Obtained) or by King pursuant to Section 9.3(b) (Crown Terminable Breach) and, in any such case:

(A)    a bona fide Acquisition Proposal with respect to Crown shall have been publicly made directly to the stockholders of Crown or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Crown (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification five (5) Business Days prior to (i) the date of such termination, with respect to any termination pursuant to Section 9.2(a) (Outside Date) or Section 9.3(b) (Crown Terminable Breach) or (ii) the date of the Crown Stockholders Meeting, with respect to termination pursuant to Section 9.2(c)(i) (Requisite Crown Vote Not Obtained)); and

(B)    within twelve (12) months after the date of such termination, (1) Crown or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to Crown or (2) there shall have been consummated any Acquisition Proposal with respect to Crown (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of twenty percent (20%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2);

(ii)    by King pursuant to Section 9.3(a) (Crown Change of Recommendation), then promptly, but in no event later than two (2) Business Days after the date of such termination; or

(iii)    by either King or Crown pursuant to Section 9.2(c)(i) (Requisite Crown Vote Not Obtained) (and, at the time of such termination pursuant to Section 9.2(c)(i) (Requisite Crown Vote Not Obtained), King had the right to terminate this Agreement pursuant to Section 9.3(a) (Crown Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by King, two (2) Business Days or, in the case of such termination by Crown, one (1) Business Day after the date of such termination;

Crown shall, in the case of Section 9.5(b)(i), Section 9.5(b)(ii) or Section 9.5(b)(iii), pay the Crown Termination Fee to King or its designee by wire transfer of immediately available cash funds. In no event shall Crown be required to pay the Crown Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated:

(i)    by either Crown or King pursuant to Section 9.2(a) (Outside Date) or Section 9.2(c)(ii) (Requisite King Vote Not Obtained) or by Crown pursuant to Section 9.4(b) (King Terminable Breach) and, in either case;

(A)    a bona fide Acquisition Proposal with respect to King shall have been publicly made directly to the stockholders of King or shall otherwise have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to King (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification five (5) Business Days prior to (i) the date of such termination, with respect to any termination pursuant to Section 9.2(a) (Outside Date) or Section 9.4(b) (King Terminable Breach) or (ii) the date of the King Stockholders Meeting, with respect to termination pursuant to Section 9.2(c)(ii) (Requisite King Vote Not Obtained)); and

(B)    within twelve (12) months after such termination, (1) King or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal with respect to King or (2) there shall have been consummated any Acquisition Proposal with respect to King (in each case of clauses (1) and (2), with fifty percent (50%) being substituted in lieu of twenty percent (20%) in each instance thereof in the definition of “Acquisition Proposal”), then immediately prior to or concurrently with the occurrence of either of the events described in the foregoing clauses (B)(1) or (B)(2);

(ii)    by Crown pursuant to Section 9.4(a) (King Change of Recommendation), then promptly, but in no event later than two (2) Business Days after the date of such termination; or

(iii)    by either King or Crown pursuant to Section 9.2(c)(ii) (Requisite King Vote Not Obtained) (and, at the time of such termination pursuant to Section 9.2(c)(ii) (Requisite King Vote Not Obtained), Crown had the right to terminate this Agreement pursuant to Section 9.4(a) (King Change of Recommendation)), then promptly, but in no event later than, in the case of such termination by Crown, two (2) Business Days or, in the case of such termination by King, one (1) Business Day after the date of such termination;

King shall, in the case of Section 9.5(c)(i), Section 9.5(c)(ii) or Section 9.5(c)(iii), pay the King Termination Fee to Crown or its designee by wire transfer of immediately available cash funds. In no event shall King be required to pay the King Termination Fee on more than one occasion.

(d)    In the event that this Agreement is terminated:

(i)    by either Crown or King pursuant to Section 9.2(c)(i) (Requisite Crown Vote Not Obtained), then promptly, but in no event later than, in the case of such termination by King, three (3) Business Days or, in the case of such termination by Crown, one (1) Business Day after the date of such termination, Crown shall pay all of the documented out-of-pocket costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders’ meetings and consents (collectively, “Costs”) of King up to a maximum amount equal to $7.5 million (the “Expense Amount”), to King or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.5(d)(i) shall be credited (without interest) against any Crown Termination Fee if paid to King (or its designee) pursuant to the terms of this Agreement;

(ii)    by either Crown or King pursuant to Section 9.2(c)(ii) (Requisite King Vote Not Obtained), then promptly, but in no event later than, in the case of such termination by Crown, three (3) Business Days or, in the case of such termination by King, one (1) Business Day after the date of such termination, King shall pay all of the documented out-of-pocket Costs of Crown up to the Expense Amount to Crown or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.5(d)(ii) shall be credited (without interest) against any King Termination Fee if paid to Crown (or its designee) pursuant to the terms of this Agreement;

(iii)    by King pursuant to Section 9.3(b) (Crown Terminable Breach), then promptly, but in no event later than, three (3) Business Days after the date of such termination, Crown shall pay all of the documented out-of-pocket Costs of King up to the Expense Amount to King or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.5(d)(iii) shall be credited (without interest) against any Crown Termination Fee if paid to King (or its designee) pursuant to the terms of this Agreement; and

(iv)    by Crown pursuant to Section 9.4(b) (King Terminable Breach), then promptly, but in no event later than, three (3) Business Days after the date of such termination, King shall pay all of the documented out-of-pocket Costs of Crown up to the Expense Amount to Crown or its designee by wire transfer of immediately available cash funds; provided, that any amounts paid under this Section 9.5(d)(iv) shall be credited (without interest) against any King Termination Fee if paid to Crown (or its designee) pursuant to the terms of this Agreement.

(e)    The Parties hereby acknowledge and agree that the agreements contained in this Section 9.5 are an integral part of the Transactions, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if Crown or King, as applicable, fails to promptly pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, King or Crown, as applicable, commences a suit that results in a judgment against Crown or King, as applicable, for the fees set forth in this Section 9.5 or any portion of such fees, such paying Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that in the event that the Crown Termination Fee or the King Termination Fee, as applicable, becomes payable by, and is paid by, Crown or becomes payable by, and is paid by, King, as applicable, such fee shall be the receiving Party’s sole and exclusive remedy for damages against the other Parties and their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Transactions to be consummated; provided, however, that no such payment shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1    Survival. This Article X and the agreements of Crown and King contained in Article II, Article III, Section 4.1, Section 7.11, Section 7.12, Section 7.13 and Section 7.14 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the consummation of the Merger.

10.2    Amendment; Waiver. Subject to the provisions of applicable Laws and the provisions of Section 7.14, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Crown and King (acting at the direction of the Special Committee), or in the case of a waiver, by the Party (acting at the direction of the Special Committee, if King) against whom the waiver is to be effective; provided, however, that after receipt of the Requisite Crown Vote, the Requisite King Vote or the King Sub Stockholder Consent, no such amendment, modification or waiver shall be made that pursuant to applicable Law or the rules and regulations of the NYSE requires further approval of the stockholders of Crown, the stockholders of King or the stockholders of King Sub, as applicable, without such further approval. The conditions to each of the respective parties’ obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.3    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)    Each of the Parties agrees that it shall bring any action or Proceeding in respect of any claim arising under or relating to this Agreement or the Transactions exclusively in the Court of Chancery for the State of Delaware in and for New Castle County, Delaware (or, in the event that such court does not have subject matter jurisdiction over such action or Proceeding, the United States District Court for the District of Delaware) (the “Chosen Court”) and, solely in connection with such claims, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to the laying of venue in any such action or Proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY

ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

10.5    Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Court without necessity of posting a bond or other form of security. In the event that any action or Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

10.6    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and shall be deemed to have been duly given when (a) served by personal delivery or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that the transmission of the email is promptly confirmed by telephone or response email:

If to King or King Sub:

Keane Group, Inc.

1800 Post Oak Boulevard

Suite 450

Houston, TX 77056

Attention: Kevin McDonald

Telephone: (281) 795-4496

E-mail: KMcDonald@Keanegrp.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Michael Gilligan

Andrew Fadale

Telephone: (212) 756-2000

E-mail: stuart.freedman@srz.com

michael.gilligan@srz.com

andrew.fadale@srz.com

If to Crown:

C&J Energy Services, Inc.

3990 Rogerdale

Houston, TX 77042

Attention: Danielle Hunter

Telephone: (713) 325-6090

E-mail: danielle.hunter@cjes.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Adam D. Larson, P.C.

Douglas E. Bacon, P.C.

Kim Hicks

Telephone: (713) 836-3600

E-mail: adam.larson@kirkland.com

doug.bacon@kirkland.com

kim.hicks@kirkland.com

or to such other Person or addressees as has been designated in writing by the party to receive such notice provided above.

10.7    Definitions.

(a)    For purposes of this Agreement, the following terms (including, with correlative meaning, their singular and plural variations) shall have the following meanings:

“Acquisition Proposal” means (i) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Crown or King, as applicable, or any of their respective Subsidiaries and involving, directly or indirectly, twenty percent (20%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of Crown or King, as applicable), or (ii) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act) resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the total voting power or of any class of equity securities of Crown or King, as applicable, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of Crown or King, as applicable, in each case of clauses (i) and (ii), other than the Transactions; provided, that any proposal or offer to the extent related to any purchase of assets required to be divested or held separate (including by trust or otherwise) pursuant to a Regulatory Remedy in accordance with Section 7.5(c) shall not be deemed an Acquisition Proposal; provided, however, any potential or actual transaction set forth on Section 10.7 of each Party’s Disclosure Letter shall not constitute an “Acquisition Proposal” for any purpose pursuant to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other United States or non-United States, including state, national, or supranational, antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any employee benefit plan, program, policy, or other arrangement providing benefits to any current or former employee, officer or director of Crown or King or any of their respective Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Crown or King or any of their respective Subsidiaries or to which Crown or King or any of their respective Subsidiaries contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized by Law to be closed.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Crown and its Subsidiaries or King and its Subsidiaries, as applicable.

“Contract” means any oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Crown Benefit Plan” means any Benefit Plan that is sponsored or maintained by Crown or any of its Subsidiaries or to which Crown or any of its Subsidiaries contributes or is obligated to contribute.

“Crown Cash Awards” means each cash retention award that has been granted pursuant to the Crown Stock Plans.

“Crown Credit Agreement” means that certain asset-based revolving credit agreement, dated as of May 1, 2018, by and between, among others, JPMorgan Chase Bank, N.A. and Crown.

“Crown Option Award” means each award of stock options that has been granted under the Crown Stock Plans.

“Crown Performance Share Award” means each award of performance shares that has been granted under the Crown Stock Plans.

“Crown Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of January 6, 2017, by and among Crown and certain holders of shares of Crown Common Stock.

“Crown Restricted Stock Award” means each award of restricted shares that has been granted under the Crown Stock Plans.

“Crown RSU Award” means each award of restricted share units granted under the Crown Stock Plans.

“Crown Stock Plans” means, collectively, the C&J Energy Services, Inc. 2017 Management Incentive Plan and the C&J Energy Services 2015 Long Term Incentive Plan, each as may be amended from time to time, and any other plans or arrangements of Crown providing for the compensatory grant of equity, equity-based, phantom, or other long-term incentive awards.

“Crown Stockholders Meeting” means the meeting of stockholders of Crown to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Crown Termination Fee” means an amount in cash equal to $30 million.

“Crown Warrants” means those certain warrants to purchase shares of Crown Common Stock, issued pursuant to the Crown Warrant Agreement.

“Crown Warrant Agreement” means that certain Warrant Agreement, dated as of January 6, 2017, by and between Crown and American Stock Transfer & Trust Company, LLC.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Environmental Law” means any Law in effect on or prior to the Closing Date relating to: (a) the protection, investigation or restoration of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or natural resources, (b) the handling, use, disposal, Release or threatened Release of, or exposure to any Hazardous Materials or (c) indoor air quality, radiation or radioactive materials, wetlands, pollution, contamination or any injury or threat of injury to persons arising from exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means any shares of Crown Common Stock owned by Crown excluding any such shares of Crown Common Stock owned by a Crown Benefit Plan or held on behalf of third parties.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator (public or private) or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Materials” means (a) petroleum, petroleum products and by-products or wastes, asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, urea formaldehyde foam insulation, radon gas or related materials, perfluorinated chemicals and radioactive substances and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited or regulated by or pursuant to, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of King and its wholly owned Subsidiaries or between or among any of Crown and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing, financial position or financial covenants of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person.

“Intellectual Property” means all intellectual and industrial property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (i) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade dress, logos, Internet domain names, uniform resource locators, social and mobile media identifiers and other similar identifiers of origin, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, mask works, rights under copyrights and corresponding rights in, industrial designs, and works of authorship (including computer software and documentation), applications, source code and object code, and databases, other compilations of information), whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (iv) trade secrets and other rights in know-how and confidential or proprietary information, including in any technical data, specifications, designs, techniques, processes, methods, inventions, discoveries, software, algorithms and databases and the information contained therein, and (v) all other intellectual and industrial property rights recognized by applicable Law.

“Intervening Event” means any material Effect that was not known or reasonably foreseeable by the Crown Board or the King Board, as applicable, on the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by such board of directors as of the date of this Agreement), which Effect or consequences, as applicable, become known by such board of directors prior to the time Crown receives the Requisite Crown Vote or King receives the Requisite King Vote, as applicable; provided, that (i) in no event shall the receipt, existence or terms of an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto, or any matter relating thereto or consequence thereof, be taken into account for purposes of determining whether an Intervening Event has occurred, (ii) in no event shall any changes in the market price or trading volume of Crown Common Stock or King Common Stock, as applicable, or the fact that Crown or King, as applicable, meets, exceeds or fails to meet internal or published projections, forecasts or revenue or earnings predictions for any period constitute an Intervening Event, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether an Intervening Event has occurred, (iii) in no event shall any Effect that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Crown (in the case of determination made by the King Board) or King (in the case of determination made by the Crown Board) and its Subsidiaries, as applicable, constitute an Intervening Event unless such Effect constitutes a Material Adverse Effect on Crown or King, as applicable, (iv) in no event shall any Effect resulting from any action taken or omitted by Crown or King, as applicable, that is required to be taken or omitted by Crown or King, as applicable, pursuant to this Agreement (other than with respect to any obligation of Crown or King, as applicable, in accordance with Section 7.1) be taken into account for purposes of determining whether an Intervening Event has occurred, or (v) in no event shall any Effect resulting from changes after the date of this Agreement in general economic or business conditions in the United States or elsewhere in the world (including the prices of oil, gas, natural gas, natural gas liquids or other commodities) be taken into account for purposes of determining whether an Intervening Event has occurred.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines and all other information technology equipment and all associated documentation.

“King Benefit Plan” means any Benefit Plan that is sponsored or maintained by King or any of its Subsidiaries or to which King or any of its Subsidiaries contributes or is obligated to contribute.

“King Credit Facility” means that certain (i) Asset-Based Revolving Credit Agreement, dated as of February 17, 2017 and amended and restated as of December 22, 2017 among King (as the parent guarantor), Keane Group Holdings, LLC (as the lead borrower), the Borrowers and Guarantors, in each case, as named and defined therein, Bank of America, N.A., as Administrative Agent and Collateral Agent (as defined therein) and the lenders party thereto and (ii) term loan facility of entered into by, among others, King and Barclays Bank PLC on May 25, 2018.

“King Stock Plan” means the Keane Group, Inc. Equity and Incentive Award Plan, as amended and/or restated from time to time.

“King Stockholders Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of July 3, 2017, by and among King and certain holders of shares of King Common Stock.

“King Stockholders Meeting” means the meeting of stockholders of King to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“King Termination Fee” means an amount in cash equal to $30 million.

“Knowledge” means (a) with respect to Crown or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 10.7(a) of the Crown Disclosure Letter and (b) with respect to King or any of its Subsidiaries, the actual knowledge of the Persons listed on Section 10.7(a) of the King Disclosure Letter.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leased Real Property” with respect to Crown or King, means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by Crown and any of its Subsidiaries or King and any of its Subsidiaries, as applicable.

“Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Material Adverse Effect” with respect to Crown or King, means any Effect that is materially adverse to (a) the business, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of a Party to consummate the Transactions; provided, however, that, for purposes of the foregoing clause (a) only, none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)    Effects generally affecting (1) the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world, including changes to interest rates and exchange rates, or (2) political, regulatory or business conditions in any jurisdiction in which such Party or any of its Subsidiaries has material operations or where any of such Party’s or any of its Subsidiaries’ products or services are sold;

(B)    Effects that are the result of factors generally affecting the oil and gas services industry, including changes in or changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities, or any industry, markets or geographical areas in which such Party and its Subsidiaries operate;

(C)    any loss of, or adverse Effect in, the relationship of such Party or any of its Subsidiaries, contractual or otherwise, with customers, Service Providers, suppliers, financing sources, partners or similar relationship to the extent caused by the entry into, announcement or consummation of the Transactions (provided, that the exception in this clause (C) shall not apply to the representations and warranties contained in Section 5.4(b)):

(D)    the performance by any Party of its obligations to the extent expressly required under this Agreement;

(E)    any action taken (or not taken) by such Party or any of its Subsidiaries at the written request of the other Party, which action taken (or not taken) is not required under the terms of this Agreement;

(F)    changes or modifications, and prospective changes or modifications, in GAAP or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(G)    any failure, in and of itself, by such Party to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (F) or (H) and (I));

(H)    any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, geopolitical conditions, military actions or the escalation or worsening of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person; or

(I)    (1) a decline in the market price, or change in trading volume, in and of itself, of the shares of common stock of such Party on the NYSE, or (2) any ratings downgrade or change in ratings outlook for such Party or any of its Subsidiaries; provided, that the exceptions in this clause (I) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (A) through (H));

provided, further, that, with respect to clauses (A), (B), (F) and (H), such Effect may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Effect disproportionately adversely affects such Party and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, of comparable size, operating in the industries in which such Party and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Material Adverse Effect has occurred.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is in the ordinary course of business and consistent with the past practices of such Person.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” with respect to Crown or King, means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Crown and any of its Subsidiaries or King and any of its Subsidiaries, as applicable.

“Permitted Encumbrances” means: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Encumbrances, if any, arising or incurred in the Ordinary Course that (A) relate to obligations as to which there is no default on the part of Crown, King or any of their Subsidiaries, as applicable, and that do not materially detract from the value of or materially interfere with the use of any of the assets of the Party and its Subsidiaries as currently conducted or (B) are being contested in good faith through appropriate Proceedings; (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course; (iii) Rights-of-Way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects of record or Encumbrances (other than those constituting Encumbrances for the payment of Indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Party and its Subsidiaries, taken as a whole; (iv) Encumbrances for Taxes or other governmental charges that are not yet due or payable or that are being contested in good faith through appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (v) Encumbrances supporting surety bonds, performance bonds and similar obligations issued in the Ordinary Course in connection with the businesses of the Party and its Subsidiaries; (vi) Encumbrances not created by the Party or its Subsidiaries that affect the underlying fee interest of a Crown Leased Real Property (in the case of Crown) or King Leased Real Property (in the case of King); (vii) Encumbrances that are disclosed on the most recent consolidated balance sheet of the Party included in the Reports or notes thereto or securing liabilities reflected on such balance sheet; (viii) Encumbrances arising under or pursuant to the Organizational Documents of the Party or any of its Subsidiaries; (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Party or any of its Subsidiaries otherwise has access, between the parties thereto; (x) as to King or Crown, Encumbrances resulting from any facts or circumstances relating to the other Party or any of its Affiliates; (xi) Encumbrances that do not and would not reasonably be expected to materially impair, in the case of Crown, the continued use of a Crown Owned Real Property or a Crown Leased Real Property as presently operated, and in the case of King, the continued use of a King Owned Real Property or a King Leased Real Property as presently operated; (xii) non-exclusive licenses to Intellectual Property granted in the Ordinary Course; (xiii) restrictions or exclusions that would be shown by a current title report or other similar report; and (xiv) specified Encumbrances described in Section 10.7(a) of such Party’s Disclosure Letter.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier, any other piece of information that, alone or together with other information held by a Party and its Subsidiaries, allows the identification of a natural person, or any information that is otherwise considered personal information, personal data, or personally identifiable information under applicable Law.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property owned by King and its Subsidiaries, or Crown and its Subsidiaries, as applicable, that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar, in any jurisdiction, including pending applications for any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, of Hazardous Materials into the environment.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“Service Provider” means any current or former employee, officer, director or independent contractor (who is a natural person) of Crown or King or any of their respective Subsidiaries, as applicable.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Subsidiary” means, with respect to any Person, any other Person of which (a) at least a majority of the securities or ownership interests of such other Person is directly or indirectly owned or controlled by such Person, or (b) the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal (except that the references in the definition thereof to “twenty percent (20%) or more” shall be deemed to be references to fifty (“50%) or more”) made after the date of this Agreement that the Crown Board or the Special Committee, as applicable, has determined in good faith, after consultation with its outside legal counsel and its financial advisor (i) would result in a transaction more favorable (including, without limitation, from a financial point of view) to Crown’s stockholders or King’s stockholders, as applicable, than the Transactions and (ii) is reasonably likely to be consummated on the terms proposed, in the case of clauses each (i) and (ii), taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Crown Board or the Special Committee, as applicable, including any revisions to the terms of this Agreement proposed by Crown or King, as applicable, pursuant to Section 7.2(e)(ii).

“Tax” means all federal, state, local and foreign income, windfall or other profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied to or required to be supplied to a Tax authority relating to Taxes.

“Trading Day” means any day on which shares of King Common Stock are traded on the NYSE.

“Treasury Regulation” means Part 1 of Title 26, Chapter I, Subchapter A of the Code of Federal Regulations.

“Vested Crown Performance Share Award” means each award of performance shares that (i) has been granted under the Crown Stock Plans, and (ii) that is fully vested as of the Effective Time after taking into account any acceleration upon consummation of the Transactions in accordance with the terms and conditions of the applicable award agreement pursuant to which such performance share award was granted.

“Willful Breach” means a breach of this Agreement that is the result of a willful or intentional act or failure to act where the breaching party knows, or would reasonably be expected to have known, that such act or failure to act might result in, or would reasonably be expected to result in, a breach of this Agreement.

(b)    The following terms are defined elsewhere in this Agreement, as indicated below:

Index of Defined Terms

Agreement	1
Alternative Acquisition Agreement	39
Applicable Date	14
Approvals	14
Bankruptcy and Equity Exception	14
Board Recommendation Notice	40
Book-Entry Share	4
Burdensome Effect	47
Certificate	4
Certificate of Merger	3
Change of Recommendation	39
Chosen Court	65
Closing	3
Closing Date	3
COBRA	18
Code	2
Confidentiality Agreement	79
Consents	45
Continuing Employees	51
Converted Awards	5

Converted Option Award	4
Converted Performance Share Award	4
Converted Restricted Share Award	5
Converted RSU Award	5
Costs	63
Crown	1
Crown Board	1
Crown Common Stock	1
Crown Designees	11
Crown Disclosure Letter	13
Crown Equity Awards	5
Crown Preferred Stock	31
Crown Recommendation	32
Crown Tax Representation Letter	53
Crown’s Counsel	53
D&O Insurance	54
DGCL	1
Disclosure Letter	13
Effective Time	3
Eligible Shares	3

Encumber	29
Encumbrance	29
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	3
Expense Amount	63
FCPA	20
Filings	14
GAAP	15
Governmental Antitrust Entity	46
Indemnified Parties	53
Insurance Policies	24
Integrated Mergers	2
King	1
King Board	1
King Common Stock	1
King Designees	11
King Disclosure Letter	12, 13
King Equity Awards	29
King Option	29
King Preferred Stock	29
King PSU	29
King Recommendation	30
King Restricted Share	29
King RSU	29
King Sub	1
King Tax Representation Letter	53
King’s Counsel	53
Letter of Transmittal	7

LLC Sub Merger	2
Material Contract	26
Merger	1
Merger Consideration	3
New Board	11
New Plans	51
Non-DTC Book-Entry Share	7
Non-U.S. Benefit Plans	18
Outside Date	59
Parties	1
Party	1
Proxy/Prospectus	42
Registration Statement	42
Regulatory Remedy	47
Relevant Legal Restraint	57
Reports	14
Representatives	37
Requisite Crown Vote	13
Requisite King Vote	13
Requisite Regulatory Approvals	57
SEC	5
Securities Act	5
Share Issuance	13
Special Committee	1
Surviving Corporation	3
Tail Period	54, 56
Takeover Statute	55
Transactions	1

10.8    Entire Agreement. This Agreement (including any exhibits hereto), the Crown Disclosure Letter, the King Disclosure Letter and the Mutual Confidentiality and Non-Disclosure Agreement, dated as of February 11, 2019, between Crown and King (the “Confidentiality Agreement”), constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

10.9    Third-Party Beneficiaries. Crown and King hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than King, Crown and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except with respect to (i) Section 4.1(c) (Board of Directors of King), (ii) Section 7.14 (Indemnification; Directors’ and Officers’ Insurance) and (iii) after the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration, and any cash in lieu of any fractional shares payable pursuant thereto, which shall inure to the benefit of, and be enforceable by, holders of Eligible Shares and Crown Equity Awards as of immediately prior to the Effective Time to the extent necessary to receive the consideration and amounts due to such Persons thereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement, the Closing Date or as of any other date.

10.10    Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of King to take any action, such requirement shall be deemed to include an undertaking on the part of King to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Crown to take any action, such requirement shall be deemed to include an undertaking on the part of Crown to cause such Subsidiary to take such action. Any obligation of one Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.11    Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions may only be brought against the Persons expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future Service Provider, incorporator, manager, member, partner, stockholder, other equity holder or Persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions.

10.12    Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, insofar as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) neither the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. All article, section, subsection, schedule, annex and exhibit references used in this Agreement are to articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified. The exhibits, schedules and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the date of this Agreement. Currency amounts referenced herein are in U.S. Dollars.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.14    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Parties.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

KEANE GROUP, INC.

By:	/s/ Robert Drummond
Name:	Robert Drummond
Title:	Chief Executive Officer

KING MERGER SUB CORP.

By:	/s/ Robert Drummond
Name:	Robert Drummond
Title:	Chief Executive Officer

C&J ENERGY SERVICES, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

[Signature Page to Merger Agreement]

Exhibit A

Form of Amended and Restated King Stockholders Agreement

[Attached]

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

KEANE GROUP, INC.

AND

HOLDERS OF STOCK OF KEANE GROUP, INC. SIGNATORY HERETO

Dated as of [●], 2019

i

ii

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This Second Amended and Restated Stockholders’ Agreement (the “Agreement”) is made, dated as of [●], 2019 (the “Effective Date”), by and between Keane Investor Holdings LLC, a Delaware limited liability company (“Investor Holdco”), and Keane Group, Inc., a Delaware corporation (including any of its successors by merger, acquisition, reorganization, conversion or otherwise) (the “Company”).

WITNESSETH

WHEREAS, as of the date hereof, Investor Holdco owns Registrable Securities of the Company;

WHEREAS, the parties desire to set forth certain rights of Investor Holdco with respect to the Company; and

WHEREAS, the parties hereto now wish to amend and restate the Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading and would not be required to be made at such time but for the filing of such Registration Statement, but which information the Company has a bonafide business purpose for not disclosing publicly.

“Affiliate” shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity, including (i) a general partner, limited partner, or retired partner affiliated with such Person or entity, (ii) a fund, partnership, limited liability company or other entity affiliated with such Person or entity, (iii) a director, officer, stockholder, partner or member (or retired partner or member) affiliated with such Person or entity, or (iv) the estate of any such partner or member (or retired partner or member) affiliated with such Person or entity; provided that neither the Company nor any of its subsidiaries shall be deemed to be an Affiliate of the Holders.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law or executive order to be closed.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in a single transaction or in a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any one Person or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (other than the Equity Investors), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Company.

“Cerberus Representative” means Cerberus Capital Management, L.P., in its capacity as representative of the Cerberus Funds.

“Cerberus Funds” means, including any successors and permitted assigns, Cerberus International II Master Fund, L.P., Cerberus Institutional Partners, L.P. – Series Four, Cerberus Institutional Partners V, L.P., Cerberus CP Partners, L.P., Cerberus MG Fund, L.P., CIP VI Overseas Feeder, Ltd. and CIP VI Institutional Feeder, L.P.

“Cerberus Holder” means any Cerberus Fund that is a Holder.

“Company” has the meaning set forth in the preamble.

2

“Company Public Sale” has the meaning set forth in Section 3.03(a).

“Company Share Equivalent” means securities exercisable or exchangeable for, or convertible into, Company Shares.

“Company Shares” means the shares of common stock, par value $0.01 per share, of the Company, any Equity Securities into which such shares of common stock shall have been changed, or any Equity Securities resulting from any reclassification, recapitalization, reorganization, merger, consolidation, conversion, stock or other equity split or dividend or similar transactions with respect to such shares of common stock or such other Equity Securities.

“Conversion Event” has the meaning set forth in Section 4.07(b).

“Conversion Securities” has the meaning set forth in Section 4.07(b).

“Conversion Security Issuer” has the meaning set forth in Section 4.07(b).

“Demand Company Notice” has the meaning set forth in Section 3.01(c).

“Demand Notice” has the meaning set forth in Section 3.01(a).

“Demand Party” has the meaning set forth in Section 3.01(a).

“Demand Registration” has the meaning set forth in Section 3.01(a).

“Demand Registration Statement” has the meaning set forth in Section 3.01(a).

“Demand Suspension” has the meaning set forth in Section 3.01(d).

“Director Requirements” means with respect to an individual, that such individual must be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies and guidelines of the Company and the Board of Directors and subject to any employment agreement or other agreement with an employee, and all applicable legal, regulatory and stock exchange requirements (other than any requirements contained in the Section 303A of the New York Stock Exchange Listed Company Manual regarding director independence).

“Effective Date” has the meaning set forth in the preamble.

“Eligibility Notice” has the meaning set forth in Section 3.02(a).

“Equity Investors” means (i) the Sponsors, and any other funds or managed accounts advised or managed by any Sponsor or one of a Sponsor’s Affiliates, (ii) any Person that has no material assets other than the capital stock of the Company or a direct or indirect parent of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any

3

Equity Investor specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Equity Investor specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Group”), so long as (1) each member of the Permitted Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than an Equity Investor specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Group.

“Equity Securities” means, as applicable, (i) any capital stock, membership interests or other equity interest of any Person; (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest of any Person; or (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interest of any Person or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest of any Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded Company Shares” has the meaning set forth in Section 2.02(a).

“Family Member” means, with respect to any specified natural person (including any entities or trusts formed for estate or family planning purposes by such specified natural person), (i) any parent, child, descendant or sibling of such natural person or of such natural person’s spouse (including relationships resulting from adoption) or (ii) the spouse of such natural person or of any person covered by clause (i).

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1” means a registration statement on Form S-1 under the Securities Act, or any comparable or successor form or forms thereto.

“Form S-3” means a registration statement on Form S-3 under the Securities Act, or any comparable or successor form or forms thereto.

4

“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.

“Holder” means any holder of Registrable Securities that is a party hereto and/or any Permitted Assignee that succeeds to rights hereunder pursuant to Section 4.07.

“Initial S-3 Holder” has the meaning set forth in Section 3.02(a).

“Initiating Shelf Take-Down Holder” has the meaning set forth in Section 3.02(e)(i).

“Investor Holdco” has the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Keane Party” or “Keane Parties” has the meaning set forth in the definition of “Sponsor”.

“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.

“Long-Form Registration” has the meaning set forth in Section 3.01(a).

“Loss” or “Losses” has the meaning set forth in Section 3.09(a).

“Majority Holders” means the Holders of a majority of the Registrable Securities as determined from time to time.

“Marketed Underwritten Offering” means any Underwritten Offering (including a Marketed Underwritten Shelf Take-Down, but, for the avoidance of doubt, not including any Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down) that involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.02(e)(iii).

“Marketed Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.02(e)(iii).

“Non-Participating Holder” has the meaning set forth in Section 2.02(a).

“Other Selling Holders” has the meaning set forth in Section 2.02(a).

5

“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Participating Majority” has the meaning set forth in Section 3.04(b).

“Permitted Assignee” has the meaning set forth in Section 4.07.

“Permitted Group” has the meaning set forth in the definition of “Equity Investors”.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Piggyback Registration” has the meaning set forth in Section 3.03(a).

“Pro Rata Percentage” means, as of any date, with respect to a Holder, a number of Registrable Securities equal to (i) the number of Registrable Securities held by such Holder as of such date divided by (ii) the number of Registrable Securities held by all Holders requesting to include Registrable Securities in a Registration Statement.

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Company Shares now owned or hereafter acquired by a Holder; provided, however, that any such Company Shares shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Company Shares has been declared effective under the Securities Act and such Company Shares have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Company Shares have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or Rule 145 of the Securities Act (or any successor rule), or (iii) such Company Shares cease to be outstanding. For the avoidance of doubt, it is understood that, with respect to any Registrable Securities for which a Holder holds vested but unexercised options or other Company Share Equivalents at such time exercisable for, convertible into or exchangeable for Company Shares, to the extent that such Registrable Securities are to be sold pursuant to this Agreement, such Holder must exercise the relevant option or exercise, convert or exchange such other relevant Company Share Equivalent and transfer the underlying Registrable Securities (in each case, net of any amounts required to be withheld by the Company in connection with such exercise).

6

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The terms “Register” and “Registered” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 3.08.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement. For the avoidance of doubt, the Form S-3 (File No. 333-222831) is a Registration Statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“S-3 Eligibility Date” has the meaning set forth in Section 3.02(a).

“S-3 Shelf Notice” has the meaning set forth in Section 3.02(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Sell-Down” has the meaning set forth in Section 2.02(a).

“Sell-Down Notice” has the meaning set forth in Section 2.02(a).

“Shelf Holder” has the meaning set forth in Section 3.02(c).

“Shelf Notice” has the meaning set forth in Section 3.02(c).

“Shelf Period” has the meaning set forth in Section 3.02(b).

“Shelf Registration” means a Registration effected pursuant to Section 3.02.

7

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1, in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering all or any portion of the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 3.02(d).

“Shelf Take-Down” has the meaning set forth in Section 3.02(e)(i).

“Short-Form Registration” has the meaning set forth in Section 3.01(a).

“Special Registration” has the meaning set forth in Section 3.12.

“Sponsor” means individually and collectively, (a) the Cerberus Funds taken as a group and (b) SJK Family Limited Partnership, LP (“SJK”), KCK Family Limited Partnership, LP (“KCK”), Tim Keane (“TK”), Brian Keane (“BK”), SJ Keane Family Trust (“SK”), Jacquelyn Keane (“JK”), Cindy Keane (“CK”) and KC Family Trust (together with SJK, KCK, TK, BK, SK, JK and CK, each, a “Keane Party” and collectively, the “Keane Parties”) taken as a group.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity; or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Transaction Transfer Restrictions” has the meaning set forth in Section 2.02(a).

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.02(e)(ii).

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

8

Section 1.02    Other Interpretive Provisions.

(a)    In this Agreement, except as otherwise provided:

(i)    A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in or Schedule or Exhibit to this Agreement.

(ii)    The Schedules form an integral part of and are hereby incorporated by reference into this Agreement.

(iii)    Headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(iv)    Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa, and words importing persons include corporations, associations, partnerships, joint ventures and limited liability companies and vice versa.

(v)    Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(vi)    A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof and any legislative provision substituted therefor.

(vii)    All determinations to be made by any Holder hereunder may be made by such Holder in its sole discretion, and such Holder may determine, in its sole discretion, whether or not to take actions that are permitted, but not required, by this Agreement to be taken by such Holder, including the giving of consents required hereunder.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9

ARTICLE II

HOLDERS’ RIGHTS

Section 2.01    Board Representation.

(a)    For so long as Investor Holdco or, in the event Cerberus Holder no longer holds Company Shares through Investor Holdco, Cerberus Holder has beneficial ownership of at least 12.5% or greater of the aggregate number of Company Shares then outstanding, Investor Holdco or, in the event Cerberus Holder no longer holds Company Shares through Investor Holdco, Cerberus Representative shall have the right to designate to the Board of Directors two individuals who satisfy the Director Requirements.

(b)    For so long as Investor Holdco or, in the event Cerberus Holder no longer holds Company Shares through Investor Holdco, Cerberus Holder has beneficial ownership of less than 12.5% but at least 7.5% of the aggregate number of Company Shares then outstanding, Investor Holdco or, in the event Cerberus Holder no longer holds Company Shares through Investor Holdco, Cerberus Representative shall have the right to designate to the Board of Directors one individual who satisfies the Director Requirements.

(c)    For so long as a Holder (or Cerberus Representative if the Holder is a Cerberus Holder) is entitled to designate any individuals to the Board of Directors pursuant to this Section 2.01, the Company shall take all action reasonably available to it to cause such individual(s) (or any replacement designated by such Holder (or Cerberus Representative if the Holder is a Cerberus Holder)) to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as directors at each annual meeting of the stockholders of the Company (and/or in connection with any election by written consent) and the Company shall use the same efforts to cause the election of such nominee(s) as it uses to cause other nominees recommended by the Board of Directors to be elected, including soliciting proxies in favor of the election of such nominee(s).

(d)    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated or designated pursuant to this Section 2.01, or in the event of the failure of any such nominee to be elected, the Holder (or Cerberus Representative if the Holder is a Cerberus Holder) who nominated or designated such director shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy. The Company shall take all action reasonably available to it to cause such vacancy to be filled by the replacement so designated, and, to the extent permitted under the Certificate of Incorporation and By-Laws of the Company then in effect, the Board of Directors shall promptly elect such designee to the Board of Directors.

10

Section 2.02    Investor Holdco Sell-Downs; Distributions of Investor Holdco Company Shares.

(a)    In the event Investor Holdco proposes to effect a private block sale or resale or to demand or participate in a registered offering of Company Shares held by Investor Holdco (which such sale shall be proportionate among members of Investor Holdco) (a “Sell-Down”), Investor Holdco shall promptly provide written notice to (i) each Holder and (ii) each equityholder of Investor Holdco (collectively, the “Other Selling Holders”), specifying the number and percentage of Company Shares then held by Investor Holdco to be sold in such Sell-Down, the number of Company Shares each Other Selling Holder shall be obligated to sell in such Sell-Down (calculated on a pro rata basis based on such Other Selling Holder’s beneficial ownership of Company Shares) and all other material terms and conditions of the Sell-Down (the “Sell-Down Notice”). Each Other Selling Holder shall be obligated to participate in such Sell-Down, unless such Other Selling Holder delivers a written notice to Investor Holdco by the close of business on the date which is three Business Days after the Sell-Down Notice is delivered to such Other Selling Holder, which such notice shall include the number of Company Shares such Other Selling Holder elects to exclude from such Sell-Down (the “Excluded Company Shares”, and such notifying Other Selling Holder, the “Non-Participating Holder”). Any Other Selling Holder that does not deliver such notice shall be obligated to participate in the Sell-Down with respect to the number of Company Shares set forth in the Sell-Down Notice. If any Other Selling Holder does not participate in such Sell-Down, Investor Holdco shall, unless prohibited by applicable Law, promptly distribute the Excluded Company Shares to the Non-Participating Holder, provided, that (i) the Non-Participating Holder complies with the provisions of Section 2.02(b) and (ii) the Excluded Company Shares shall be subject to the same restrictions on voting, transfer, market stand-off and lock-up provisions to which the Company Shares of Investor Holdco to be sold in the Sell-Down are subject in this Agreement and/or with respect to such Sell-Down (the “Transaction Transfer Restrictions”). Subject to compliance with applicable Law, the Excluded Company Shares may be sold or otherwise disposed of by a Non-Participating Holder so long as no Transaction Transfer Restriction period is in effect. Investor Holdco shall provide further notice to such Non-Participating Holder or its representatives of its

11

intention to effect a Sell-Down not more than 30 calendar days prior to the intended date for the completion of such Sell-Down, in which event the Non-Participating Holder, after receiving notice of such Sell-Down, shall (notwithstanding its earlier election in respect of Excluded Company Shares) have the right to participate in such Sell-Down with Investor Holdco on the same terms and conditions as Investor Holdco pro rata based on the Non-Participating Holder’s beneficial ownership of Company Shares, and, if not participating in such Sell-Down, shall not sell or otherwise dispose of the Excluded Company Shares (or other Company Shares beneficially owned by such holder) during such 30 calendar day period following delivery of such notice and such longer transfer, market stand-off or lock up provision that Investor Holdco shall become subject to in connection with such Sell-Down.

(b)    Any Person who receives a distribution of Company Shares shall, to the extent not already a party hereto, execute and deliver a joinder agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto, whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same benefits and obligations hereunder as the distributing Holder with respect to the distributed Registrable Securities.

ARTICLE III

REGISTRATION RIGHTS

Section 3.01    Demand Registration.

(a)    Demand Rights. At any time after the Effective Date, any Holders that collectively and beneficially own at least (A) 20% of the total Registrable Securities or (B) 10% of the total Registrable Securities, provided that for the purposes of this clause (B), they beneficially own Registrable Securities equivalent to at least 50% of the Registrable Securities beneficially owned by them, as of the Effective Date (each such Holder, a “Demand Party”), may, subject to Section 3.11, make a written request (a “Demand Notice”) to the Company for Registration of all or part of the Registrable Securities held by the Demand Party (i) on Form S-1 (a “Long-Form Registration”) or (ii) on Form S-3 (a “Short-Form Registration”) if the Company qualifies to use such short form (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”). Each Demand Notice shall specify the aggregate amount of Registrable Securities held by the Demand Party to be registered and the intended methods of disposition thereof, provided that in the case of a Demand Notice from Investor

12

Holdco, the aggregate amount of Registrable Securities shall include Registrable Securities from each member of Investor Holdco on a pro rata basis based on each such member’s beneficial ownership of Registrable Securities, unless such member otherwise directs Investor Holdco to include less than its pro rata share of Registrable Securities in accordance with Section 2.02. Subject to Section 3.11, after delivery of such Demand Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Demand Notice) with the SEC a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and (y) shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under (x) the Securities Act and (y) the “Blue Sky” laws of such jurisdictions as any Participating Holder or any underwriter, if any, reasonably requests. Notwithstanding any provisions contained herein, including but not limited to Section 3.02(b), the Company shall not be obligated to maintain a registration statement pursuant to a Demand Registration effective for more than (x) 360 days plus the length of any period in which either a Demand Suspension or Shelf Suspension is in effect instituted by the Company pursuant to Section 3.01(d) or Section 3.02(d), respectively, during such 360 day period or (y) such shorter period when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto.

(b)    Demand Withdrawal. The Demand Party may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon delivery of a notice by the Demand Party to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and promptly notify each other Participating Holder of such withdrawal. Subject to Section 3.08(c), the Demand Holders shall reimburse the Company for all its reasonable out-of-pocket Registration Expenses incurred in connection with the attempted Demand Registration. If the Demand Holders reimburse the Company for its reasonable out-of-pocket Registration Expenses incurred in connection with the attempted Demand Registration, the attempted Demand Registration shall not count as a Demand Registration for purposes of Section 3.11.

13

(c)    Demand Company Notice. Subject to Section 3.11, promptly upon delivery of any Demand Notice (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Company Notice”) of any such Registration request to (i) all Holders (other than the Demand Party) and the Company shall include in such Demand Registration all such Registrable Securities of such Holders which the Company has received written requests for inclusion therein within ten (10) Business Days after the date that such Demand Company Notice has been delivered except for such Registrable Securities that are withdrawn from such Demand Registration by written notice of the Holder thereof at any time prior to the effectiveness of the applicable Demand Registration Statement. All requests made pursuant to this Section 3.01(c) shall specify the aggregate amount of Registrable Securities of such Holder to be registered.

(d)    Delay in Filing; Suspension of Registration. If the Company shall furnish to the Participating Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the filing, effectiveness or continued use of a Demand Registration Statement would require the Company to make an Adverse Disclosure, then the Company may delay the filing (but not the preparation of) or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company, unless otherwise approved in writing by the Holders of a majority of the Company Shares that elected to participate in the registration in respect of any Demand Suspension, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided, further, that in the event of a Demand Suspension, such Demand Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Participating Holder shall keep confidential the fact that a Demand Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Participating Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Participating Holder, was not subject to an

14

obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Demand Suspension, the Participating Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Participating Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Participating Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as any Participating Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Demand Party.

(e)    Underwritten Offering. If the Demand Party so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering, and the Demand Party shall have the right to select the managing underwriter or underwriters to administer the offering. If the Demand Party intends to sell the Registrable Securities covered by its demand by means of an Underwritten Offering, the Demand Party shall so advise the Company as part of its Demand Notice, and the Company shall include such information in the Demand Company Notice.

(f)    Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration (i) first, shall be allocated pro rata among the Holders that have requested to participate in such Demand Registration based on each Holder’s Pro Rata Percentage (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be

15

reallocated among the remaining requesting Holders in like manner), (ii) second, and only if all the securities referred to in clause (i) have been included in such Registration, the number of securities that the Company proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect and (iii) third, and only if all of the securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect.

Section 3.02    Shelf Registration.

(a)    Filing. The Company shall use its reasonable best efforts to continue to qualify for Registration on Form S-3 for secondary sales. If, at any time, there is no Shelf Registration Statement on Form S-3 covering all of the Registrable Securities and the Company is eligible to Register on Form S-3 (the “S-3 Eligibility Date”), the Company shall promptly notify, in writing, Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Holders, of such eligibility and its intention to file and maintain a Shelf Registration Statement on Form S-3 covering the Registrable Securities held by Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Holders, (the “Eligibility Notice”). Promptly following receipt of such Eligibility Notice (but in no event more than ten (10) days after receipt of such Eligibility Notice), each of Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders (Investor Holdco or the Majority Holders, as applicable, in such capacity, the “Initial S-3 Holder”), shall deliver a written notice to the Company, which notice shall specify the aggregate amount of Registrable Securities held by the Initial S-3 Holder to be covered by such Shelf Registration Statement and the intended methods of distribution thereof (the “S-3 Shelf Notice”). An S-3 Shelf Notice delivered by Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders shall include, with respect to Registrable Securities to be registered on behalf of the Sponsors, Registrable Securities pro rata from each Sponsor based on each such Holders’ beneficial ownership of Registrable Securities, unless such Holder otherwise directs the Demand Party to include less than its pro rata share of Registrable Securities in accordance with Section 2.02. Following delivery of the S-3 Shelf Notices, the Company (x) shall file promptly (and, in any event, within the earlier of (i) thirty (30) days of receipt of the S-3 Shelf Notices and (ii) forty (40) days after delivery of the Eligibility Notice)

16

with the SEC such Shelf Registration Statement (which shall be an automatic Shelf Registration Statement if the Company qualifies at such time to file such a Shelf Registration Statement) relating to the offer and sale of all Registrable Securities requested for inclusion therein by the Initial S-3 Holder and, to the extent requested under Section 3.02(c), the other Holders from time to time in accordance with the methods of distribution elected by such Holders (to the extent permitted in this Section 3.02) and set forth in the Shelf Registration Statement and (y) shall use its reasonable best efforts to cause such Shelf Registration Statement to be promptly declared effective under the Securities Act (including upon the filing thereof if the Company qualifies to file an automatic Shelf Registration Statement); provided, however, that if the Initial S-3 Holder reasonably believes that the Company will become S-3 eligible and delivers a S-3 Shelf Notice prior to the S-3 Eligibility Date, the Company shall not be obligated to file (but shall be obligated to prepare) such Shelf Registration Statement on Form S-3.

(b)    Continued Effectiveness. Subject to Section 3.01(a), the Company shall use its reasonable best efforts to keep any Shelf Registration Statement covering the Registrable Securities continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Shelf Holders until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), (ii) the date as of which each of the Shelf Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 without volume limitation or other restrictions on transfer thereunder, (iii) such shorter period as Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then Shelf Holders holding a majority of the Registrable Securities subject to the Shelf Registration Statement, shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 3.02(d), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Shelf Holders not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is (x) a Shelf Suspension permitted pursuant to Section 3.02(d) or (y) required by applicable law, rule or regulation.

17

(c)    Company Notices. Promptly upon delivery of any S-3 Shelf Notice pursuant to Section 3.02(a) (each, a “Shelf Notice”) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of such Shelf Notice to the Holders (other than the Initial S-3 Holder) and the Company shall include in such Shelf Registration all such Registrable Securities of such other Holders which the Company has received a written request for inclusion therein within five (5) Business Days after such written notice is delivered to such other Holders (each such Holder delivering such a request together with the Initial S-3 Holder, if applicable, a “Shelf Holder”); provided, that, except in connection with an Underwritten Shelf Take-Down the Company shall not include in such Shelf Registration Registrable Securities of any Holder in an amount in excess of such Holder’s Pro Rata Percentage. If the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of an amount of such Holder’s Registrable Securities not to exceed such Holder’s Pro Rata Percentage in such Shelf Registration Statement at any time or from time to time after the filing of a Shelf Registration Statement, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable, and such Holder shall be deemed a Shelf Holder.

(d)    Suspension of Registration. If the Company shall furnish to the Shelf Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the continued use of a Shelf Registration Statement covering the Registrable Securities would require the Company to make an Adverse Disclosure, then the Company may suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company unless otherwise approved in writing the Holders of a majority of the Company Shares that demanded the registration, in respect of any Demand Suspension, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided further that in the event of a Shelf Suspension, such Shelf Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Shelf Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Shelf Holder’s employees, agents and professional advisers who

18

reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Shelf Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Shelf Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Shelf Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as any Shelf Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Initial S-3 Holder.

(e)    Shelf Take-Downs.

(i)    An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may be initiated by Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, by any Shelf Holder (in such capacity, the “Initiating Shelf Take-Down Holder”) in respect of such Initiating Shelf Take-Down Holder’s Registrable Securities included in such Shelf Registration Statement. Except as set forth in Section 3.02(e)(iii) with respect to Marketed Underwritten Shelf Take-Downs, the Initiating Shelf Take-Down Holder shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with any such Shelf Take-Down initiated by such Initiating Shelf Take-Down Holder.

19

(ii)    Subject to Section 3.11, if the Holders of a majority of the Registrable Securities included in the Shelf Registration Statement elect by written request to the Company, a Shelf Take-Down shall be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down Notice”) and the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. Such Holders shall have the right to select the managing underwriter or underwriters to administer such offering. The provisions of Section 3.01(f) shall apply to any Underwritten Offering pursuant to this Section 3.02(e).

(iii)    If the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period expected to exceed 48 hours (a “Marketed Underwritten Shelf Take-Down”), promptly upon delivery of such Underwritten Shelf Take-Down Notice (but in no event more than three (3) Business Days thereafter), the Company shall deliver a written notice (a “Marketed Underwritten Shelf Take-Down Notice”) of such Marketed Underwritten Shelf Take-Down to all Shelf Holders (other than the Initiating Shelf Take-Down Holder), and the Company shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Shelf Holders that are Registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein within three (3) Business Days after the date that such Marketed Underwritten Shelf Take-Down Notice has been delivered.

(iv)    For so long as no black-out period as described in and subject to the terms of Section 3.04 with respect to a Marketed Underwritten Offering is then in effect, a Shelf Holder may initiate a Shelf Take-Down with respect to the Registrable Securities of such Shelf Holder so long as such Shelf Take-Down is not in the form of an Underwritten Offering.

Section 3.03    Piggyback Registration.

(a)    Participation. If the Company at any time proposes to file a Registration Statement with respect to any offering of Company Shares for its own account or for the account of any other Persons (other than (i) a Registration under Section 3.01 or Section 3.02, it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 3.01 or Section 3.02 or otherwise limit the applicability thereof, (ii) a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect

20

under the Securities Act), (iii) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a registration not otherwise covered by clause (iii) above pursuant to which the Company is offering to exchange its own securities for other securities or (v) a Registration Statement relating solely to dividend reinvestment or similar plans) (a “Company Public Sale”), then, (A) as soon as practicable (but in no event less than 10 days prior to the proposed date of filing of such Registration Statement), the Company shall give written notice of such proposed filing to Investor Holdco and all Demand Parties and shall offer Investor Holdco and all Demand Parties the opportunity to Register under such Registration Statement such number of Registrable Securities as Investor Holdco and such Demand Parties may request in writing (provided that the number of Registrable Securities Registered by Investor Holdco pursuant to this Section 3.03(a) shall be pro rata among members of Investor Holdco based on the Registrable Securities beneficially owned by each such member of Investor Holdco, unless such member of Investor Holdco otherwise directs Investor Holdco to include less than its pro rata share of Registrable Securities in accordance with Section 2.02) delivered to the Company within ten (10) days of delivery of such written notice by the Company, and (B) subject to Section 3.03(c), as soon as practicable after the expiration of such 10-day period (but in no event less than fifteen (15) days prior to the proposed date of filing of such Registration Statement), the Company shall give written notice of such proposed filing to the remaining Holders, and such notice shall offer each such Holder the opportunity to Register under such Registration Statement such number of Registrable Securities as such Holder may request in writing within ten (10) days of delivery of such written notice by the Company. Subject to Section 3.03(b) and (c), the Company shall include in such Registration Statement all such Registrable Securities that are requested by Holders to be included therein in compliance with the immediately foregoing sentence (a “Piggyback Registration”); provided that if at any time after giving written notice of its intention to Register any equity securities and prior to the effective date of the Registration Statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to Register or to delay Registration of the equity securities covered by such Piggyback Registration, the Company shall give written notice of such determination to each Holder that had requested to Register its, his or her Registrable Securities in such Registration Statement and, thereupon, (1) in the case of a

21

determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of a Demand Party, to request that such Registration be effected as a Demand Registration under Section 3.01, and (2) in the case of a determination to delay Registering, in the absence of a request by a Demand Party, that such Registration be effected as a Demand Registration under Section 3.01, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering the other equity securities covered by such Piggyback Registration. If the offering pursuant to such Registration Statement is to be underwritten, the Company shall so advise the Holders as a part of the written notice given pursuant this Section 3.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 3.03(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering, subject to the conditions of Section 3.03(b) and (c). If the offering pursuant to such Registration Statement is to be on any other basis, the Company shall so advise the Holders as part of the written notice given pursuant to this Section 3.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 3.03(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis, subject to the conditions of Section 3.03(b) and (c). Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.

(b)    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders that have requested to participate in such Piggyback Registration in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such Registration, which such number shall be allocated pro rata among the Holders that have requested to participate in such Registration based on each Holder’s

22

Pro Rata Percentage (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (ii) second, and only if all of the Registrable Securities referred to in clause (i) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such Registration.

(c)    Restrictions on Holders. Notwithstanding any provisions contained herein, prior to the distribution by Investor Holdco of all its Registrable Securities held as of the date hereof to its members, Holders other than Investor Holdco or a Demand Party may not request Piggyback Registration of Registrable Securities with respect to any offering of Company Shares for the Company’s account unless Investor Holdco or a Demand Party requests such Piggyback Registration with respect to such offering.

(d)    No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.03 shall be deemed to have been effected pursuant to Section 3.01 or Section 3.02 or shall relieve the Company of its obligations under Section 3.01 or Section 3.02.

Section 3.04    Black-out Periods.

(a)    Black-out Periods for Holders. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, each of the Holders agrees, if requested by the managing underwriter or underwriters in such Underwritten Offering (and, with respect to a Company Public Sale, if and only if Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, agrees to such request), not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any Company Shares (including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash

23

or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven (7) days before and ending 90 days (in the event of a Company Public Sale) (or, in each case, such other period as may be reasonably requested by the Company or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after the date of the underwriting agreement entered into in connection with such Company Public Sale, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, that (i) no Holder shall be subject to any such black-out period of longer duration or other greater restriction than that applicable to (x) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then any of the Majority Holders or (y) any director or executive officer who holds Registrable Securities and (ii) if any Holder is released from any such lockup restrictions, all other Holders shall also be released from such lockup restrictions to the same extent. If requested by the managing underwriter or underwriters of any such Company Public Sale (and, with respect to any such Company Public Sale, if and only if Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, agrees to such request), the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

(b)    Black-out Period for the Company and Others. In the case of an offering of Registrable Securities pursuant to Section 3.01 or Section 3.02 that is a Marketed Underwritten Offering, the Company and each of the Holders agree, if requested by (x) a majority of the Registrable Securities participating in the Marketed Underwritten Offering (the “Participating Majority”), or (y) the managing underwriter or underwriters with respect to such Marketed Underwritten Offering, not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would reasonably be expected to, result in the disposition by any Person at any time in the future of) any Company Shares

24

(including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven (7) days before, and ending 90 days (or such lesser period as may be agreed by (x) a Participating Majority, or, (y) if applicable, the managing underwriter or underwriters) (or such other period as may be reasonably requested by a Participating Majority, or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after, the date of the underwriting agreement entered into in connection with such Marketed Underwritten Offering, to the extent timely notified in writing by (x) a Participating Majority, or (y) the managing underwriter or underwriters, as the case may be; provided that (i) no Holder shall be subject to any such black-out period of longer duration or other greater restriction than that applicable to a Participating Majority, and (ii) if any Holder is released from any such lockup restrictions, all other Holders shall also be released from such lockup restrictions to the same extent. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees, directors or consultants of the Company and its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each of its directors and officers and each other holder of restricted securities of the Company which

25

securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 3.07), if after the date hereof the Company or any of its Subsidiaries grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Company shall, and shall cause its Subsidiaries to, provide that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were a Holder hereunder. If requested by the managing underwriter or underwriters of any such Marketed Underwritten Offering (and if a Participating Majority agrees to such request), the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

Section 3.05    Registration Procedures.

(a)    In connection with the Company’s Registration obligations under Section 3.01, Section 3.02 and Section 3.03 and subject to the applicable terms and conditions set forth therein, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable (and to take all actions reasonably necessary to cure any suspension or stop order of such Registration as promptly as reasonably practicable), and in connection therewith the Company shall:

(i)    prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and the Participating Holders, if any, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the Participating Holders and their respective counsel and (y) except in the case of a Registration under Section 3.03, not file any Registration Statement or Prospectus or amendments or supplements thereto to which any Participating Holder or the underwriters, if any, shall reasonably object;

26

(ii)    as promptly as practicable file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii)    prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be reasonably requested by any other Participating Holder necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (F) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

27

(v)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi)    use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii)    promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters and the Holders of a majority of the Registrable Securities included in the applicable Registration Statement agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii)    furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Participating Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

28

(ix)    deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;

(x)    on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 3.02(b), whichever is applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi)    cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

29

(xii)    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii)    not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv)    make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xv)    enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Holders of a majority of the then outstanding Registrable Securities or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi)    obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Participating Holders or underwriters, as the case may be, and their respective counsel;

(xvii)    in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

30

(xviii)    cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xix)    use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi)    use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company Shares are then listed or quoted and on each inter-dealer quotation system on which any of the Company Shares are then quoted;

(xxii)    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any Participating Holder, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Participating Holder(s) or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, that, any such Person gaining access to information regarding the Company pursuant to this Section 3.05(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required by law or by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (x) such information is or becomes publicly known other than through a breach of this or any other

31

agreement of which such Person has actual knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person; and (xxiii)in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

(b)    The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Participating Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company, in each case as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c)    Each Participating Holder agrees that, upon delivery of any notice by the Company of the happening of any event of the kind described in Section 3.05(a)(iv)(C), (D), or (E) or Section 3.05(a)(v), such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until (i) such Participating Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 3.05(a)(v), (ii) such Participating Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, (iii) such Participating Holder is advised in writing by the Company of the termination, expiration or cessation of such order or suspension referenced in Section 3.05(a)(iv)(C) or (E) or (iv) such Participating Holder is advised in writing by the Company that the representations and warranties of the Company in such applicable underwriting agreement are true and correct in all material respects. If so directed by the Company, such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of delivery of such notice. In the event the Company shall give any such notice, the

32

period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 3.05(a)(v) or is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus may be resumed.

Section 3.06    Underwritten Offerings.

(a)    Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then by a Participating Majority, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the underwriters and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, as applicable, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.09. Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, shall cooperate with the Company in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. The Participating Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities,

33

such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities of such Participating Holder, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder and any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.

(b)    Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 3.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.03 and subject to the provisions of Section 3.03(b) and (c), arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to, or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities of such Participating Holder, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder or any other

34

representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.

(c)    Participation in Underwritten Registrations. Subject to the provisions of Section 3.06(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d)    Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 3.01 or Section 3.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by a Participating Majority.

Section 3.07    No Inconsistent Agreements; Additional Rights. The Company is not currently a party to, and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement, including allowing any other holder or prospective holder of any securities of the Company (a) registration rights in the nature or substantially in the nature of those set forth in Section 3.01, Section 3.02 or Section 3.03 that would have priority over the Registrable Securities with respect to the inclusion of such securities in any Registration (except to the extent such registration rights are solely related to registrations of the type contemplated by Section 3.03(a)(ii) through (iv)) or (b) demand registration rights in the nature or substantially in the nature of those set forth in Section 3.01 or Section 3.02 that are exercisable prior to such time as Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, can first exercise its rights under Section 3.01 or Section 3.02, in each case without the prior written consent of Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then of the Majority Holders.

35

Section 3.08    Registration Expenses.

(a)    Subject to Section 3.08(b), all expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA and if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA. (or any successor provision), and of its counsel, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel and one accounting firm as selected by the holders of a majority of the Registrable Securities included in such Registration, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xi) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging and (xii) any other fees and disbursements customarily paid by the issuers of securities. All such expenses are referred to herein as “Registration Expenses.” Notwithstanding the foregoing, in no event will underwriting discounts, commissions, fees and related expenses constitute Registration Expenses.

(b)    Subject to Section 3.08(c), upon a withdraw by a Demand Party of its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement pursuant to Section 3.01(b), such Demand Party shall reimburse the Company for all reasonable out-of-pocket Registration Expenses.

36

(c)    A Demand Party shall not be required to reimburse the Company for its expenses incurred in connection with an attempted Demand Registration pursuant to Section 3.08(b) (and the attempted Demand Registration shall not count as a Demand Registration for purposes of Section 3.11) if:

(i)    the Demand Party determines in its good faith judgment to withdraw its request for such registration due to a material adverse change in the Company (other than as a result of any action by the Demand Party);

(ii)    such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason (other than as a result of any act by the Demand Party) and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Demand Party’s reasonable satisfaction;

(iii)    the Demand Party requests that the Company withdraw the registration at any time during a period in which a Demand Suspension or Shelf Suspension is in effect or within ten days after the termination of a period in which a Demand Suspension or Shelf Suspension is in effect; or

(iv)    the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied (other than as a result of a default or breach thereunder by the Demand Party).

Section 3.09    Indemnification.

(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each of the Holders, each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners, members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, each of their respective Representatives and, with respect to any Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of the natural person and/or the Family Members of such natural Person, from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several

37

(including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively, “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein), any Issuer Free Writing Prospectus or amendment or supplement thereto, or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, (iii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its Subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities, (iv) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that, in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) or (v) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto, and the Company will reimburse, as incurred, each such Holder and each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons, each of their respective Representatives and, with respect to any Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of such natural person and/or the Family Members of such natural Person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that, the Company shall not be liable to any particular indemnified

38

party to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (B) an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b)    Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act), and each other Holder, each of such other Holder’s respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners, members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, each of their respective Representatives and, with respect to any Participating Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of such natural person and/or the Family Members of such

39

natural Person, from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities of such Participating Holder were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein) or any Issuer Free Writing Prospectus or amendment or supplement thereto, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is contained in any information furnished in writing by such Participating Holder to the Company specifically for inclusion in such Registration Statement, Prospectus, offering circular, Issuer Free Writing Prospectus or other document and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Participating Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 3.09 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that, any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that, any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after delivery of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be

40

legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the indemnified party, unless the entry of such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided, that, any sums payable in connection with such settlement are paid in full by the indemnifying party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.09(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)    Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 3.09 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the

41

amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 3.09(a) and Section 3.09(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.09(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Holders pursuant to Section 3.09(b). If indemnification is available under this Section 3.09, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.09(a) and Section 3.09(b) hereof without regard to the provisions of this Section 3.09(d).

(e)    No Exclusivity. The remedies provided for in this Section 3.09 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

42

(f)    Survival. The indemnities provided in this Section 3.09 shall survive the transfer of any Registrable Securities by such Holder.

Section 3.10    Rules 144 and 144A and Regulation S. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of any Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 3.11    Limitation on Registrations and Underwritten Offerings. Notwithstanding the rights and obligations set forth in Section 3.01 and Section 3.02, in no event shall the Company be obligated to take any action to (i) effect more than one Marketed Underwritten Offering in any consecutive 180-day period; (ii) effect any Underwritten Offering unless Holders propose to sell Registrable Securities in such Underwritten Offering having a reasonably anticipated gross aggregate price (before deduction of underwriter commissions and offering expenses) of at least $40,000,000 or 100% of the Registrable Securities then held by such Holders (if the value of such Registrable Securities is reasonably anticipated to have a net aggregate price of less than $40,000,000); (iii) effect more than four (4) Demand Registrations; or (iv) effect more than one (1) Demand Registration in any 180-day period.

Section 3.12    Clear Market. With respect to any Underwritten Offerings of Registrable Securities by Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then by a Participating Majority, the Company agrees not to effect (other than pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration, or with the consent of Investor Holdco or the Participating Majority, as applicable) any public sale or distribution, or to file any Registration Statement (other than

43

pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the effective date of such offering or such longer period up to ninety (90) days as may be requested by the managing underwriter for such Underwritten Offering. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.

Section 3.13    In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Company Shares to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Company Shares without restrictive legends, to the extent no longer applicable).

ARTICLE IV

MISCELLANEOUS

Section 4.01    Term. Article III of this Agreement (other than the provisions of Section 3.09, Section 3.10 and Section 3.13) shall terminate with respect to any Holder (a) with the prior written consent of Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, in connection with the consummation of a Change of Control, (b) for those Holders that beneficially own less than five percent (5%) of the Company’s outstanding Company Shares, if all of the Registrable Securities then owned by such Holder could be sold in any ninety (90)-day period pursuant to Rule 144 (assuming for this purpose that such Holder is an Affiliate of the Company), or (c) as to any Holder, if all of the Registrable Securities held by such Holder have been sold in a Registration pursuant to the Securities Act or pursuant to an exemption therefrom. Upon the written request of the Company, each Holder agrees to promptly deliver a certificate to the Company setting forth the number of Registrable Securities then beneficially owned by such Holder.

44

Section 4.02    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4.03    Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 4.04    Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below or on a Holder’s signature page hereto, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via email (including via attached pdf document) to the email address set out below or on a Holder’s signature page hereto, as applicable, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or email address set forth on a Holder’s signature page hereto, as applicable (or such other address, facsimile number or email address as such

45

Holder may specify by notice to the Company in accordance with this Section 4.04), and the Company at the following address:

Keane Group, Inc. 1800 Post Oak Boulevard, Suite 450
Houston, TX 77056
Attention: General Counsel

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP 919 Third Avenue
New York, New York 10022
Attention:	Stuart D. Freedman, Esq.
Antonio L. Diaz-Albertini, Esq.
F. Xavier Kowalski, Esq.

Section 4.05    Publicity and Confidentiality. Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated hereby, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Company and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each party shall be free to release such information) for disclosures (a) to each party’s partners, members, advisors, employees, agents, accountants, trustees, attorneys, Affiliates and investment vehicles managed or advised by such party or the partners, members, advisors, employees, agents, accountants, trustees or attorneys of such Affiliates or managed or advised investment vehicles, in each case so long as such Persons agree to keep such information confidential or (b) to the extent required by law, rule or regulation.

Section 4.06    Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, the Majority Holders; provided, that, any amendment, modification or waiver that would affect the rights, benefits or obligations of any Holder shall require the written consent of such Holder only if any of the following is applicable: (i) such amendment, modification or waiver would materially and adversely affect such rights, benefits or obligations of such Holder and (ii) such amendment, modification or waiver would affect such Holder in a materially worse manner than the manner in which such amendment or waiver affects the other Holders.

46

Section 4.07    Successors, Assigns and Transferees.

(a)    Subject to Section 2.02, the rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of (i) the Company and (ii) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders; provided, that, notwithstanding the foregoing, the rights and obligations of Investor Holdco set forth herein may be assigned, in whole or in part, by Investor Holdco, to any transferee of Registrable Securities held by Investor Holdco (including the members of Investor Holdco and their Affiliates) and to any Affiliate of a member of Investor Holdco that otherwise acquires Company Shares or Company Share Equivalents in accordance with this Agreement, including in accordance with Section 2.02) (each Person to whom the rights and obligations are assigned in compliance with this Section 4.07 is a “Permitted Assignee” and all such Persons, collectively, are “Permitted Assignees”); provided further, that such transferee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the Company reasonably determines are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the transferring Holder with respect to the transferred Registrable Securities (except that if the transferee was a Holder prior to such transfer, such transferee shall have the same rights, benefits and obligations with respect to the such transferred Registrable Securities as were applicable to Registrable Securities held by such transferee prior to such transfer). Nothing herein shall operate to permit a transfer of Registrable Securities otherwise restricted by the Limited Liability Company Agreement of Investor Holdco, as amended from time to time, or any other agreement to which any Holder may be a party.

(b)    If the Company is a party to any merger, amalgamation, consolidation, exchange or other similar transaction (a “Conversion Event”) pursuant to which Registrable Securities are converted into or exchanged for securities or the right to receive Equity Securities of any other Person (“Conversion Securities”), the issuer of such Conversion

47

Securities (a “Conversion Security Issuer”) shall assume (in a writing delivered to the Company and the Investor Holders), with respect to such Conversion Securities, all rights and obligations of the Company hereunder (which assumption shall not relieve the Company of its obligations hereunder to the extent that any Registrable Securities issued by the Company continue to be outstanding and held by a Holder following a Conversion Event) and this Agreement shall apply with respect to such Conversion Securities, mutatis mutandis. The Company will not effect any Conversion Event unless the issuer of the Conversion Securities complies with this Section 4.07(b).

Section 4.08    Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

Section 4.09    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than those Persons entitled to indemnity or contribution under Section 3.09, each of whom shall be a third party beneficiary thereof) any right, remedy or claim under or by virtue of this Agreement.

Section 4.10    Governing Law; Jurisdiction. THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES, SHALL GOVERN THE VALIDITY, CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS PROVIDED TO THE COMPANY IN ACCORDANCE WITH SECTION 4.04, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.

48

Section 4.11    Waiver of Jury Trial.EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.11.

Section 4.12    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 4.14    Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 4.15    Joinder. Any Person that holds Company Shares may, with the prior written consent of the holders of a majority of the outstanding Registrable Securities, be admitted as a party to this Agreement upon its execution and delivery of a joinder agreement, in form and substance acceptable to the holders of a majority of the outstanding Registrable Securities, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the Company reasonably determines are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement.

49

Section 4.16    Other Activities. Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit a Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

[Remainder of Page Intentionally Blank]

50

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KEANE GROUP, INC.

By:
Name:
Title:

KEANE INVESTOR HOLDINGS LLC

By:
Name:	Scott Wille
Title:	Authorized Person

51

Exhibit B

Form of Certificate of Incorporation of Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

C&J ENERGY SERVICES, INC.

1.    Name. The name of the corporation is C&J Energy Services, Inc. (the “Corporation”).

2.    Address; Registered Office and Agent. The address of the Corporation’s registered office is 251 Little Falls Drive, Wilmington, Delaware 19808 (New Castle County). The name of the registered agent of the Corporation at that address is Corporation Service Company.

3.    Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.    Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one (1) share of common stock, par value $0.01 per share (the “Common Stock”).

5.    Voting Powers. Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

6.    Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.    Limitation of Liability; Indemnification. The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. If it is determined that the laws of the State of Delaware do not apply, the liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law. Any repeal of modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.    Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 8.

Exhibit C

Form of LLC Sub Merger Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of      is by and between C&J Energy Services, Inc., a Delaware corporation (the “Crown”), and King Merger Sub II LLC, a Delaware limited liability company (“LLC Sub,” and together with Crown, the “Parties”) and a wholly owned subsidiary of Keane Group, Inc., a Delaware corporation (“King”).

RECITALS

WHEREAS, LLC Sub is an entity disregarded as separate from King for U.S. federal income tax purposes;

WHEREAS, King, Crown, and King Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of King (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of June 16, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), Merger Sub was merged with and into Crown (the “First Merger”), with Crown as the surviving corporation (the “Surviving Corporation”);

WHEREAS, the Merger Agreement provides that immediately following the First Merger, as part of a single integrated plan of reorganization with the First Merger, the Surviving Corporation shall be merged with and into LLC Sub, with LLC Sub continuing as the surviving entity following such merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Mergers, taken together, shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger Agreement is intended to be a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, it is proposed that LLC Sub and the Surviving Corporation enter into this Agreement to effectuate the Second Merger;

WHEREAS, the sole member of LLC Sub has approved this Agreement and the transactions contemplated hereby, including the Second Merger; and

WHEREAS, the Board of Directors of Crown has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger, (b) resolved to submit this Agreement to the stockholders of Crown for adoption, and (c) recommended that the stockholders of Crown approve the adoption of this Agreement and the transactions contemplated hereby, including the Second Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE SECOND MERGER

1.1    Second Merger. At the Second Merger Effective Time (as defined below), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Surviving Corporation shall be merged with and into LLC Sub, whereupon the separate existence of the Surviving Corporation shall cease and LLC Sub shall continue its existence as a limited liability company under the laws of the State of Delaware (the “Surviving Entity”).

1.2    Effective Time of the Second Merger. LLC Sub shall execute and file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL and the DLLCA, and make any other filings or recordings as may be required by Delaware law in connection with the Second Merger. Subject to the provisions of this Agreement and the Merger Agreement, the Second Merger will become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later date and time as may be specified in the Certificate of Merger (the “Second Merger Effective Time”).

1.3    Effects of the Second Merger. At and after the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

1.4    Cancellation of Surviving Corporation Common Stock. At the Second Merger Effective Time, by virtue of the Second Merger and without any actions of the Parties or otherwise, each share of the common stock, par value $0.0001 per share, of the Surviving Corporation (the “Common Stock”) issued and outstanding immediately prior to the Second Merger Effective Time, shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

1.5    Surviving Entity Membership Interests. The limited liability company interests in LLC Sub shall not be affected, altered or modified in any respect by reason of the Second Merger, and shall remain as they were immediately prior to the Second Merger Effective Time.

ARTICLE II

THE SURVIVING ENTITY

2.1    Certificate of Formation. At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the certificate of formation of LLC Sub (the “Certificate of Formation”), as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Certificate of Formation of the Surviving Entity until altered, amended or repealed in accordance with applicable law.

2.2    Limited Liability Company Agreement. At the Second Merger Effective Time and without any further action on the part of the Parties or otherwise, the Limited Liability Company Agreement of LLC Sub, as in effect immediately prior to the Second Merger Effective Time, shall continue to be the Limited Liability Company Agreement of the Surviving Entity until altered, amended or repealed in accordance with the provisions thereof or applicable law.

2.3    Intended Tax Treatment. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Merger Agreement is intended to be a plan of reorganization for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

ARTICLE III

CONDITION

3.1    Condition to Each Party’s Obligations to Effect the Second Merger. The respective obligation of each Party to effect the Second Merger shall be subject to the requisite approval and adoption of this Agreement and the Second Merger by the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon and the sole member of LLC Sub in accordance with the DGCL and the DLLCA, respectively.

ARTICLE IV

MISCELLANEOUS

4.1    Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

4.2    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles.

4.3    Amendment. No provision of this Agreement may be amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing signed by the Parties.

4.4    Further Assurances. The Parties shall execute and deliver such further instruments of conveyance, transfer and assignment, including filing the necessary documents with the Secretary of State of the State of Delaware to complete the Second Merger and will take such other actions as either of them may reasonably request of the other to effectuate the purposes of this Agreement and to carry out the terms hereof.

4.5    Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement among the Parties with respect to the Second Merger and supersedes all prior agreements and understandings with respect to the Second Merger.

4.6    Successors; Binding Effect; Third Parties. This Agreement shall be binding on the successors of the Surviving Corporation and LLC Sub. Nothing herein expressed or implied is intended or is to be construed to confer upon or give to any person, other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under, or by reason of, this Agreement.

4.7    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURES ON THE FOLLOWING PAGE]

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

C&J Energy Services, Inc.

By:
Name:
Title:

King Merger Sub II LLC

By:
Name:
Title: